Exhibit 10.6

CREDIT AGREEMENT

between

BROTMAN MEDICAL CENTER, INC.

and

such other Persons joined hereto as Borrowers from time to time,

as Borrowers,

and

GEMINO HEALTHCARE FINANCE, LLC,

as Lender

dated as of April 14, 2009

i

5.05	Medicaid and Medicare Cost Reporting	15
5.06	Title to Collateral	15
5.07	Governmental Consent	15
5.08	Taxes	15
5.09	Financial Statements	15
5.10	Full Disclosure	16
5.11	Guarantees, Contracts, etc	16
5.12	Compliance with Laws	16
5.13	Other Associations	16
5.14	Environmental Matters	16
5.15	Capital Stock	17
5.16	Lockboxes	17
5.17	Borrowing Base Reports	17
5.18	Security Interest	17
5.19	Accounts	17
5.20	ERISA	17
5.21	Representations and Warranties for each Loan	18
5.22	Interrelatedness of Borrowers	19
5.23	[Reserved]	19
5.24	[Reserved]	19
5.25	Intellectual Property	19
5.26	Solvency	20
5.27	Schedules	20
5.28	Location of Computerized Billing System; Books and Records	20
5.29	No Documents or Correspondence Regarding CMS Claim	20

ARTICLE 6. AFFIRMATIVE COVENANTS		20
6.01	Payment of Taxes and Claims	20
6.02	Maintenance of Insurance, Financial Records and Existence	20
6.03	Business Conducted	21
6.04	Litigation	21
6.05	Taxes	21
6.06	Financial Covenants	21
6.07	Financial and Business Information	21
6.08	Officers’ Certificates	22
6.09	Inspection	22
6.10	Tax Returns and Reports	23
6.11	Material Adverse Developments	23
6.12	Places of Business	23
6.13	Notice of Action	23
6.14	Verification of Information	23
6.15	Receivables Tracking System	23
6.16	[Reserved]	23
6.17	Compliance with Laws	23
6.18	Collateral Reporting	24
6.19	Collateral	24
6.20	[Reserved]	24

6.21	Additional Capital Infusion	24
6.22	Potential CMS Liability	24
6.23	Maintenance of Computerized Billing System; Books and Records	24
6.24	Dissolution of Southern California Spine Institute, LLC	24

ARTICLE 7. NEGATIVE COVENANTS		25
7.01	Merger, Consolidation, Dissolution or Liquidation	25
7.02	Liens and Encumbrances	25
7.03	Negative Pledge	25
7.04	Transactions With Affiliates or Subsidiaries	25
7.05	Guarantees	25
7.06	Investments	25
7.07	Indebtedness	26
7.08	Loans to Other Persons	26
7.09	Change in Ownership/Management	26
7.10	Subordinated Debt Payments	27
7.11	Distributions	27
7.12	No Change in Business	27

ARTICLE 8. DEFAULT		27
8.01	Events of Default	27
8.02	Cure	29
8.03	Rights and Remedies on Default	30
8.04	[Reserved]	31
8.05	Nature of Remedies	31
8.06	Set-Off	31
8.07	Application of Proceeds	31

ARTICLE 9 MISCELLANEOUS		31
9.01	Governing Law	31
9.02	Integrated Agreement	31
9.03	Waiver and Indemnity	31
9.04	Time	32
9.05	Expenses of Lender	32
9.06	Confidentiality	33
9.07	Notices	33
9.08	Brokerage	33
9.09	Headings	33
9.10	Survival	33
9.11	Successors and Assigns	33
9.12	Duplicate Originals	33
9.13	Modification	33
9.14	Signatories	34
9.15	Third Parties	34
9.16	Waivers	34
9.17	Consent to Jurisdiction	34
9.18	Waiver of Jury Trial	35

9.19	Publication	35
9.20	Discharge of Taxes, Borrower’s Obligations, Etc	35
9.21	Injunctive Relief	35
9.22	Assignment or Syndication by Lender	35
9.23	Severability	35
9.24	Authority	35
9.25	Usury Limit	36
9.26	Termination	36

ARTICLE 10. SPECIAL INTER-BORROWER PROVISIONS		36
10.01	Certain Borrower Acknowledgments and Agreements	36
10.02	Maximum Amount of Joint and Several Liability	37
10.03	Authorization of Borrower Representative by Borrowers	37
10.04	Joint and Several Liability	37

LIST OF EXHIBITS AND ANNEXES

Exhibit 2.01(b)	Form of Revolving Note
Exhibit 2.02(b)	Form of Borrowing Base Report
Exhibit 2.02(c)	Loan Request
Exhibit 4.01	Form of Opinion of Counsel
Exhibit 4.02(c)	Notice Letter Re: Commercial Obligors
Exhibit 4.02(d)	Notice Letter Re: Government Obligors
Exhibit 6.08	Officer’s Certificate
Exhibit 6.23	Form of Landlord Waiver

Annex A	Definitions

v

LIST OF SCHEDULES

Schedule 1	Accounts
Schedule 5.01	Borrowers’ States of Qualifications
Schedule 5.02	Jurisdictions of Organization/Chief Executive Office/Other Locations of Collateral
Schedule 5.03	Provider Identification Numbers
Schedule 5.04	Pending Litigation
Schedule 5.06	Permitted Liens
Schedule 5.09	Fiscal Year End
Schedule 5.11	Existing Guaranties, Investments and Borrowings
Schedule 5.13	Other Associations
Schedule 5.14	Environmental Matters
Schedule 5.15	Capital Stock
Schedule 5.25	Intellectual Property and General Intangibles
Schedule 7.04	Permitted Affiliate Transactions
Schedule 7.06	Investments
Schedule 7.07	Indebtedness

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (“Agreement”) is dated this 14th day of April, 2009, between BROTMAN MEDICAL CENTER, INC., a California Corporation (“BMC”), and such other Persons joined hereto as a Borrower from time to time (together with BMC, “Borrowers” and each individually a “Borrower”), and GEMINO HEALTHCARE FINANCE, LLC, a Delaware limited liability company, as lender (“Lender”).

RECITALS

WHEREAS, Borrowers have requested that Lender make available to them, on a joint and several basis, a Credit Facility in the maximum amount of $6,000,000.00 which will be secured by a first priority perfected security interest in the Collateral (as defined below); and

WHEREAS, Lender is willing to make the Credit Facility available to Borrowers pursuant to the terms and provisions hereinafter set forth; and

WHEREAS, the parties desire to set forth the terms and conditions of their relationship to writing.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS, ACCOUNTING TERMS AND
PRINCIPLES OF CONSTRUCTION

1.01         Terms Defined. As used in this Agreement, those terms set forth in Annex A shall have the respective meanings set forth therein.

1.02         Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. The words “include”, “includes” and “including” when used in any Loan Document, shall be deemed to be followed by the phrase “without limitation”. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Lender and/or, where applicable, a Borrower, is a party, including, without limitation, references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

1.03         Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, to the extent applicable, except as otherwise expressly provided in this Agreement.

1.04         Fiscal Quarters. For the purposes hereof, “fiscal quarter” shall mean each quarterly accounting period during any fiscal year; provided, that, all references to the fiscal quarter ending December 31, March 31, June 30 or September 30 shall mean the first, second, third or fourth fiscal quarter of the applicable fiscal year, respectively, irrespective of the actual date on which such fiscal quarter may end.

ARTICLE 2

THE LOANS

2.01                           Credit Facility - Description

(a)           Subject to the terms and conditions of this Agreement, Lender hereby establishes for the joint and several benefit of Borrowers, a credit facility (“Credit Facility”) which shall include advances which may be extended by Lender to or for the benefit of Borrowers from time to time hereunder in the form of revolving loans (“Revolving Loans”). The aggregate outstanding amount of all Revolving Loans, shall not at any time exceed the lesser of (i) Maximum Credit Limit and (ii) the Borrowing Base. In no event shall the initial principal amount of any Revolving Loan be less than $25,000.00. Subject to such limitation, the outstanding balance of all Revolving Loans may fluctuate from time to time, to be reduced by repayments made by Borrowers, to be increased by future Revolving Loans which may be made by Lender. If the aggregate outstanding amount of all Revolving Loans exceeds the lesser of (i) the Borrowing Base or (ii) the Maximum Credit Limit, Borrowers shall immediately repay such excess in full. Lender has the right at any time, and from time to time, to set aside cash reserves against the Borrowing Base in such amounts as it may deem appropriate in Lender’s reasonable discretion (“Reserves”). The Obligations of Borrowers under the Credit Facility and this Agreement are joint and several and shall at all times be absolute and unconditional.

(b)           At Closing, Borrowers shall execute and deliver a promissory note to Lender in the principal amount of Six Million and No/100 Dollars ($6,000,000.00) (as may be amended, modified or replaced from time to time, the “Revolving Note”). The Revolving Note shall evidence Borrowers’ joint and several, absolute and unconditional obligation to repay Lender for all Revolving Loans made by Lender under the Credit Facility, with interest as herein and therein provided. Each and every Revolving Loan under the Credit Facility shall be deemed evidenced by the Revolving Note, which is deemed incorporated herein by reference and made a part hereof. The Revolving Note shall be substantially in the form set forth in Exhibit 2.01(b) attached hereto and made a part hereof.

(c)           [Reserved]

(d)           The initial term of the Credit Facility (“Initial Term”) shall expire on the earlier of (i) April 14, 2012, and (ii) the JHA Maturity Date. All Loans shall be repaid on or before the earlier of the last day of the Initial Term or upon termination of the Credit Facility or termination of this Agreement (“Maturity Date”). After the Maturity Date no further Revolving Loans shall be available from Lender.

(e)           From time to time, upon not less than three (3) Business Days notice to Borrowers, Lender may adjust the Advance Rate in order to reflect, in Lender’s sole discretion, the experience with Borrowers (including by way of illustration, to adjust for any known or potential offsets by Medicare or Medicaid) or the aggregate amount or percentage of the Collections with respect to the Accounts.

2.02                           Funding Procedures.

(a)           Subject to the terms and conditions of this Agreement and so long as no Event of Default or Unmatured Event of Default has occurred hereunder, Lender will make Revolving Loans to Borrowers upon request. Borrowers shall provide Lender with a signed Borrowing Base Report on a specified Business Day of each week (such day to be mutually agreeable to Borrowers and Lender (such date shall be referred to herein as the “Settlement Date”, whether or not Borrowers have requested a Revolving Loan to be made on such date)). Borrowers may request a Revolving Loan on the Settlement Date or any other day of the week (such day along with the Settlement Date are referred to herein as the “Funding Date”). Whether or not Borrowers have requested a Revolving Loan to be made on such date, Lender may at any time deduct from the Borrowing Base an amount equal to all fees, Expenses, interest or other amounts due and payable to Lender hereunder, and such deduction shall be deemed to be a Revolving Loan hereunder.

(b)           Not later than 2:00 p.m. (Eastern Time) two (2) Business Days prior to each Settlement Date (“Download Date”), Borrowers will deliver to Lender the computer file data associated with the Accounts, which shall include without limitation, the information (including changes in the Obligor reimbursement rates and changes in federal or state laws or regulations affecting payment for medical services), required by Lender to enable Lender to process and value the outstanding Accounts of Borrowers, as well as bill and collect such Accounts following an Event of Default (“Accounts Detail File”). Upon completion of the processing of the data with respect to such Accounts, Lender or its agent will prepare and deliver to Borrowers by no later than 12:00 p.m. (Eastern Time) on the second Business Day following the Download Date (or if such Accounts Detail File is not delivered until after 2:00 p.m. (Eastern Time) on the Download Date, the third Business Day following the Download Date), a report regarding the Borrowing Base then in effect, which shall be substantially in the form of Exhibit 2.02(b) hereto (a “Borrowing Base Report”). No later than 2:00 p.m. (Eastern Time) one (1) Business Day prior to the Settlement Date, Borrowers will deliver to Lender a cash posting file.

(c)           If Borrowers request that a Revolving Loan be made on any date other than the Settlement Date, Borrowers shall deliver to Lender an executed Borrowing Base Report and a written request for such Loan substantially in the form of Exhibit 2.02(c) hereto (a “Loan Request”). The Borrowing Base Report and Loan Request may be delivered via telecopy and Borrowers acknowledge that Lenders may rely on Borrowers signatures by facsimile, which shall be legally binding upon Borrowers.

(d)           Subject to the terms and conditions of this Agreement, if the Borrowing Base Report (if applicable) and Loan Request are delivered to Lender before 3:00 p.m. (Eastern Time) on the Funding Date, Lender will advance on the Funding Date (or the next Business Day if the Borrowing Base Report and Loan Request are delivered after 3:00 p.m. (Eastern Time)) to Borrowers a Revolving Loan in the amount equal to the lesser of (i) the amount of the Revolving Loan requested by Borrowers in the Loan Request, or (ii) the Borrowing Base Excess as of such date.

(e)           Lender’s determination of the Estimated Net Value of the Eligible Accounts and other amounts to be determined or calculated under this Agreement shall, in the absence of manifest error, be binding and conclusive.

2.03                           Interest and Fees.

(a)           Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the date made until such Revolving Loan is paid in full, at a rate per annum equal to the LIBOR Rate plus seven percent (7.0%) (the “Interest Rate”). The interest rate on all amounts outstanding under the Credit Facility shall be adjusted daily based on the LIBOR Rate. If at any time the outstanding balance of the Revolving Loans is less than $2,000,000.00 (the “Minimum Balance”), Borrowers shall pay interest at a rate per annum equal to the Interest Rate times the Minimum Balance until such time as the outstanding balance of the Revolving Loans is $2,000,000.00 or more.

(b)           If any Event of Default shall occur and be continuing, the rate of interest applicable to each Loan then outstanding shall be the Default Rate. The Default Rate shall apply from the date of the Event of Default until the date such Event of Default is waived, and interest accruing at the Default Rate shall be payable upon demand.

(c)           Should the Credit Facility be terminated for any reason on or prior to the last day of the Initial Term, in addition to repayment of all Obligations then outstanding and termination of Lender’s commitment hereunder, Borrowers shall unconditionally be obligated to pay at the time of such termination, a fee (“Revolving Termination Fee”) in an amount equal to the following percentage of the Revolving Loan Commitment: three percent (3%), if such early termination occurs on or prior to the first anniversary of the date of this Agreement; two percent (2%) if such early termination occurs after the first anniversary date of this Agreement but on or prior to the second anniversary of the date of this Agreement; and one percent (1%) if such early termination occurs after the second anniversary of the date of this Agreement but on or prior to 180 days after the second anniversary of the date of this Agreement.

Borrowers acknowledge that the Revolving Termination Fee is an estimate of Lender’s damages in the event of early termination and is not a penalty. In the event of termination of the Credit Facility, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination, and Lender shall retain its security interests in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrowers have paid the Obligations to Lender, in full, in immediately available funds, together with the applicable Revolving Termination Fee, if any. Notwithstanding the payment in full of the Obligations, Lender shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Lender may incur as a result of dishonored checks or other items of payment received by Lender from Borrowers or any Obligor and applied to the Obligations, Lender shall, at its option, (i) have received a written agreement executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage; or (ii) have retained such monetary reserves and security interests on the Collateral for such period of time as Lender, in its reasonable discretion, may deem necessary to protect Lender from any such loss or damage.

(d)           Borrowers shall unconditionally pay to Lender a fee (“Unused Line Fee”) equal to one-half percent (0.5%) per annum of the unused portion of the Credit Facility. The unused portion of the Credit Facility shall be the difference between the Revolving Loan Commitment and the Average Outstanding Balance of the Revolving Loans during each month (or portion thereof, as applicable), which fees shall be calculated and payable monthly, in arrears, and shall be due and payable on the first calendar day of each month.

(e)           Borrowers shall unconditionally pay to Lender a collateral monitoring fee (“Collateral Monitoring Fee”) equal to one-half percent (0.5%) per annum of the Average Outstanding Balance of the Revolving Loans. The Collateral Monitoring Fee shall be calculated and payable monthly, in arrears, and shall be due and payable on the first calendar day of each month.

(f)            Lender has fully earned a non-refundable commitment fee (“Commitment Fee”) equal to One Hundred Twenty Thousand and No/Dollars ($120,000.00). Borrowers agree and acknowledge that the Commitment Fee in its entirety is due and payable upon Closing.

2.04         Additional Interest Provisions.

(a)           Calculation of Interest. Interest on the Loans shall be based on a year of three hundred sixty (360) days and charged for the actual number of days elapsed.

(b)           Continuation of Interest Charges. All contractual rates of interest chargeable on outstanding Loans shall continue to accrue and be paid even after default, maturity, acceleration, termination of the Credit Facility, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

(c)           Applicable Interest Limitations. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall, in its sole discretion, apply and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.05         Payments.

(a)           All accrued interest on the Revolving Loans shall be due and payable monthly in arrears on the first calendar day of each month. Any accrued Unused Line Fees and Collateral Monitoring Fees shall be due and payable monthly on the first calendar day of the following calendar month.

(b)           If at any time the aggregate principal amount of all Revolving Loans outstanding exceeds the lesser of (i) the Borrowing Base then in effect, or (ii) the Maximum Credit Limit, Borrowers shall immediately make such principal prepayments of the Revolving Loans in the amount of such excess.

(c)           The entire principal balance of all of the Revolving Loans, together with all unpaid accrued interest thereon and the Revolving Termination Fee, if any, and any unpaid Unused Line Fees, shall be due and payable on the Maturity Date.

(d)           Subject to the terms of Sections 2.03(c) and 2.03(d) hereof, Borrowers may prepay the principal of the Loans and terminate the Credit Facility on any Settlement Date by giving Lender written notice of the proposed prepayment at least two (2) Business Days prior to such Settlement Date.

(e)           [Reserved]

(f)            If any Borrower sells any of the Collateral, such Borrower shall pay to Lender a sum equal to the proceeds received by such Borrower from such sale, net of all reasonable costs, expenses and taxes incurred by such Borrower in connection with such sale, as approved by Lender in its sole discretion, or as otherwise expressly authorized by this Agreement, as and when received by such Borrower and as a mandatory prepayment of the outstanding Loans, until all Obligations are paid and satisfied in full.

(g)           Monthly, on the first calendar day of each month, all payments and prepayments shall be applied first to any unpaid interest, fees, and thereafter to the principal of the Loans and to other amounts due Lender, in the order provided in Section 2.07(f) hereof. Except as otherwise provided herein, all payments of principal, interest, fees, or other amounts payable by Borrowers hereunder shall be remitted to Lender in immediately available funds not later than 11:00 a.m. (Eastern Time) on the day due. Whether or not Borrowers have requested a Revolving Loan to be made on such date, Borrowers authorize Lender to charge interest, fees and all other amounts due to Lender, to Borrowers’ account, and such charge shall be deemed to be a Revolving Loan as of the date such payment is due.

2.06         Use of Proceeds. The extensions of credit under and proceeds of the Credit Facility shall be used (a) to repay existing Indebtedness of Borrowers, (b) to make payments as provided under the Plan of Reorganization, (c) to pay amounts owing under the Credit Facility, and (d) for working capital and general business purposes.

2.07         Lockboxes and Collections.

(a)           Borrowers will enter into Depository Agreements in respect of the Government Lockbox and Commercial Lockbox in such form and with the Lockbox Bank or such other bank as is acceptable to Lender. Borrowers shall instruct the Lockbox Bank maintaining the Government Lockbox that all collections sent to the Government Lockbox shall be deposited into a bank account at the Lockbox Bank in which Lender has a first priority perfected security interest. Borrower shall instruct the Lockbox Bank maintaining the Commercial Lockbox that all Collections sent to the Commercial Lockbox shall be deposited into a bank account at the Lockbox Bank in the name of Lender. Borrowers shall also instruct the Lockbox Bank as described further in the Depository Agreements to initiate a daily transfer of all available funds to an account of Lender to be designated by Lender (“Collection Account”).

(b)           Borrowers will cause all Collections with respect to all of the Accounts, other than Government Accounts and Accounts which pay into the Risk Pool Account, to be sent directly to the Commercial Lockbox, and will cause all Collections with respect to all of the Government Accounts to be sent directly to the Government Lockbox (which may be effectuated by electronic transfer directly to the Government Lockbox). In the event that any Borrower receives any Collections that should have been sent to the Commercial Lockbox or the Government Lockbox, such Borrower will, promptly upon receipt and in any event within one Business Day of receipt, forward such Collections directly to the Commercial Lockbox or Government Lockbox, as applicable, in the form received, and if requested by Lender, promptly notify Lender of such event. Until so forwarded, such Collections not generated from Government Accounts shall be held in trust for the benefit of Lender.

(c)           No Borrower shall withdraw any amounts from the accounts into which the Collections remitted to the Commercial Lockbox are deposited nor shall any Borrower change the procedures under the agreements governing the Commercial Lockbox and related accounts.

(d)           Borrowers will cooperate with Lender in the identification and reconciliation on a daily basis of all amounts received in the Commercial Lockbox and the Government Lockbox. If more than five percent (5%) of the Collections since the most recent Settlement Date is not identified or reconciled to the satisfaction of Lender within ten (10) Business Days of receipt, Lender shall not be obligated to make further Loans until such amount is identified or is reconciled to the reasonable satisfaction of Lender, as the case may be. In addition, if any such amount cannot be identified or reconciled to the satisfaction of Lender, Lender may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrowers’ expense (which in the case of Lender’s own staff shall be in accordance with Lender’s then prevailing customary charges (plus expenses), to make such examination and report as may be necessary to identify and reconcile such amount.

(e)           No Borrower will send to or deposit in the Commercial Lockbox or the Government Lockbox any funds other than payments made with respect to Accounts.

(f)            So long as no Event of Default has occurred and is continuing, once a week, Lender shall cause all Collections deposited and/or transferred to the Collection Account to be applied in the following order of priority:

(i)            to Lender, any interest due and payable hereunder;

(ii)           to Lender, any fees, costs and Expenses of Lender required to be paid or reimbursed by Borrowers under this Agreement or under any of the other Loan Documents;

(iii)          to Lender, the amount of any Borrowing Base Deficiency, if any; and

(iv)          to Lender, to be applied to the principal amount outstanding of the Revolving Loans.

In addition, promptly upon request of Borrowers, Lender shall disburse to Borrowers the amount, if any, by which the collected balance in the Collection Account exceeds the aggregate outstanding principal amount of the Revolving Loans and all interest and other amounts that will be payable on or before the next Settlement Date.

2.08         Application of Proceeds of Collateral.

(a)           Unless this Agreement expressly provides otherwise, so long as no Event of Default shall have occurred and remain outstanding, Lender agrees to apply all Collections as set forth in Section 2.07(f) hereof.

(b)           If an Event of Default shall have occurred and remain outstanding, Lender may apply Collections, any other proceeds of Collateral and all other payments received by Lender to the payment of the Obligations in such manner and in such order as Lender may elect in its sole discretion.

ARTICLE 3

COLLATERAL

3.01         Description.

To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations, each Borrower hereby grants to the Lender a continuing security interest in, and a right to set off against, any and all right, title and interest of such Borrower in and to all of the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Collateral”): (a) all Accounts; (b) all cash and currency (other than cash and currency deposited in the Excluded Deposit Accounts); (c) all Documents and General Intangibles directly related to the Accounts; (d) all Deposit Accounts (other than the Excluded Deposit Accounts); and (e) all Proceeds of any and all of the foregoing.

All capitalized terms in this Section 3.01 shall have the meanings set forth in the Uniform Commercial Code unless otherwise defined herein.

Notwithstanding anything to the contrary contained herein, the security interests granted under this Agreement shall not extend to any lease, license or other contract of a Borrower if the grant of a security interest in such lease, license or contract in the manner contemplated by this Agreement is prohibited by the terms of such lease, license or contract or by Applicable Law and would result in the termination of such lease, license or contract or give the other parties thereto the right to terminate, accelerate or otherwise adversely alter such Borrower’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided that (i) any such limitation described in the foregoing clause on the security interests granted hereunder shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other Applicable Law (including Debtor Relief Laws) or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in such lease, license or contract or in any Applicable Law, to the extent sufficient to permit any such item to be Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such lease, license or contract shall be automatically and simultaneously granted hereunder and shall be included as Collateral hereunder.

Borrowers and the Lender hereby acknowledge and agree that the security interest created hereby in the Collateral (i) constitutes continuing collateral security for all of the Obligations, whether now existing or hereafter arising and (ii) is not to be construed as an assignment of any copyrights, copyright licenses, patents, patent licenses, trademarks or trademark licenses.

3.02         Extent of Security Interests. The security interest granted in Section 3.01 hereof shall extend and attach to all Collateral which is presently in existence or hereafter acquired and which is owned by any Borrower or in which any Borrower has any interest, whether held by such Borrower or by others for such Borrower’s account, and wherever located.

3.03         Lien Documents. At Closing and thereafter as Lender deems necessary, each Borrower shall execute (if required) and deliver to Lender, or shall have executed (if required) and delivered (all in form and substance reasonably satisfactory to Lender):

(a)           Financing Statements. Financing statements pursuant to the UCC, which Lender may file in the jurisdiction where any Borrower is organized and in any other jurisdiction that Lender deems appropriate; and

(b)           Other Agreements. Any other agreements, documents, instruments and writings, including, without limitation, security agreements, deposit account control agreements, deeds of trust, mortgages, and assignment agreements, reasonably required by Lender to evidence, perfect or protect Lender’s liens and security interest in the Collateral or as Lender may reasonably request from time to time, including, without limitation, a waiver agreement from each landlord with respect to any real property of any Borrower, in form and substance satisfactory to Lender.

3.04         Other Actions.

(a)           In addition to the foregoing, each Borrower shall do anything further that may be lawfully and reasonably required by Lender to perfect its security interests and to effectuate the intentions and objectives of this Agreement, including, but not limited to, the execution (if required) and delivery of continuation statements, amendments to financing statements, security agreements, contracts and any other documents required hereunder. At Lender’s request, each Borrower shall also immediately deliver (with execution by such Borrower of all necessary documents or forms to reflect Lender’s security interest therein) to Lender, all items for which Lender must or may receive possession to obtain a perfected security interest.

(b)           Lender is hereby authorized to file financing statements naming any Borrower as debtor, in accordance with the Uniform Commercial Code, and if necessary, to the extent applicable, to otherwise file financing statements without any Borrower’s signature if permitted by law. Each Borrower hereby authorizes Lender to file all financing statements and amendments to financing statements describing the Collateral in any filing office as Lender, in its sole, discretion may determine, containing language indicating that the acquisition by a third party of any right, title or interest in or to the Collateral without Lender’s consent shall be a violation of Lender’s rights. Borrowers agree to comply with the requirements of all federal and state laws and requests of Lender in order for Lender to have and maintain a valid and perfected first priority security interest in the Collateral including, without limitation, executing and causing any other Person to execute such documents as Lender may require to obtain Control (as defined in the UCC) over all Deposit Accounts (as defined in the UCC), other than the Excluded Deposit Accounts.

3.05         Searches. Lender shall, prior to or at Closing, and thereafter as Lender may reasonably determine from time to time, at Borrowers’ expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrowers in this Agreement):

(a)           UCC Searches. With respect to each Borrower, UCC searches with the Secretary of State and local filing office of each state where such Borrower maintains its chief executive office, its jurisdiction of organization and/or a place of business or assets;

(b)           Judgments, Etc. Judgment, federal tax lien and corporate tax lien searches against each Borrower, in all applicable filing offices of each state searched under Section 3.05(a) hereof.

3.06         Good Standing Certificates. Borrowers shall, prior to or at Closing and at its expense, obtain and deliver to Lender good standing or equivalent certificates showing each Borrower to be in good standing in its state of incorporation or organization and authorized to transact business as a foreign corporation or entity in each other state or foreign country in which it is doing and presently intends to do business for which such Borrower’s failure to be so qualified could reasonably be expected to cause a Material Adverse Effect.

3.07         Filing Security Agreement. A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

3.08         Power of Attorney. Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for each Borrower (without requiring any of them to act as such) with full power of substitution to do the following (such power to be deemed coupled with an interest): (a) endorse the name of such Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to such Borrower and constitute collections on the Collateral; (b) execute in the name of such Borrower any financing statements, schedules, assignments, instruments, documents and statements that such Borrower is obligated to give Lender hereunder or is necessary to perfect Lender’s security interest or lien in the Collateral; (c) to verify validity, amount or any other matter relating to the Collateral by mail, telephone, telecopy or otherwise; and (d) do such other and further acts and deeds in the name of such Borrower that Lender may reasonably deem necessary or desirable to enforce its right with respect to any Collateral.

3.09         [Reserved]

3.10         [Reserved]

3.11         Credit Balances; Additional Collateral.

(a)           The rights and security interests granted to the Lender hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Revolving Loans may from time to time be temporarily in a credit position, until the termination of this Agreement and the full and final payment and satisfaction of the Obligations. Any reserves or balances to the credit of the Borrowers, and any other Property of the Borrowers (or any of them) in the possession of Lender, may be held by Lender, and applied in whole or partial satisfaction of such Obligations when due, subject to the terms of this Agreement. The liens and security interests granted to Lender herein and any other lien or security interest which Lender may have in any other assets of the Borrowers secure payment and performance of all present and future Obligations.

(b)           Notwithstanding Lender’s security interests in the Collateral, to the extent that the Obligations are now or hereafter secured by any assets or Property other than the Collateral, or by the guaranty, endorsement, assets or property of any other Person, Lender shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies Lender shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of such rights, security, liens, security interests or remedies, or any of Lenders’ rights under this Agreement

3.12         Reference to Other Loan Documents.  Reference is hereby made to the other Loan Documents for additional representations, covenants and other agreements of the Borrowers regarding the Collateral covered by such Loan Documents.

ARTICLE 4

CLOSING AND CONDITIONS PRECEDENT TO REVOLVING LOANS

Closing under this Agreement and the making of each Loan are subject to the following conditions precedent (all documents to be in form and substance satisfactory to Lender and Lender’s counsel):

4.01         Resolutions, Opinion, and Other Documents. At the Closing, Borrowers shall have delivered to Lender the following:

(a)           this Agreement, the Revolving Note and the Perfection Certificate, each properly executed;

(b)           each document and agreement required to be executed under any provision of this Agreement or any of the other Loan Documents;

(c)           certified copies of (i) resolutions of each Borrower’s board of director(s), or manager(s), as applicable authorizing the execution of this Agreement, the Revolving Note, the other Loan Documents and each other document to which it is a party, required to be delivered by any Section hereof and (ii) each Borrower’s Organizational Documents;

(d)           incumbency certificates identifying all Authorized Officers of each Borrower, with specimen signatures;

(e)           a written opinion of Borrowers’ independent counsel addressed to Lender in the form attached hereto as Exhibit 4.01, which shall include, without limitation, an opinion that Lender has a first priority perfected security interest in the Collateral;

(f)            payment by Borrowers of all Expenses associated with the Credit Facility incurred to the Closing Date and the Commitment Fee;

(g)           the Business Associate Agreement properly executed;

(h)           the Depository Agreements required pursuant to Section 2.07 hereof and the Wells Fargo Depository Agreements;

(i)            Uniform Commercial Code, judgment, federal and state tax lien searches pursuant to Section 3.05 hereof, which searches shall reflect no liens in the Collateral, other than the Lender’s lien and Permitted Liens;

(j)            an initial borrowing base report dated the Closing Date evidencing Borrower’s availability under the Borrowing Base;

(k)           an as-filed copy of the confirmation order entered by the Bankruptcy Court with respect to the Plan of Reorganization, which order shall provide for the release of all security interests in the Collateral;

(l)            certification by Borrowers that all past due payroll and unemployment taxes have been paid in full and that Borrowers remain current on such taxes;

(m)          copies of each of the accreditations, licenses, permits and certifications related to the representations in Section 5.03 hereof, and all Contracts requested by Lender;

(n)           the fully executed Subordination Agreements;

(o)           monthly and year to date consolidated and consolidating financial statements for the month ending January 31, 2009;

(p)           background checks on the senior management of Borrowers;

(q)           evidence satisfactory to Lender that the Required Insurance is in full force and effect and that Lender has been named as a lender’s loss payee or additional insurer with respect to such Required Insurance in a manner satisfactory to Lender;

(r)            all UCC financing statements and similar documents required to be filed in order to create in favor of Lender a first priority perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the UCC or Applicable Law), shall have been properly filed in each office in each jurisdiction required;

(s)           all information necessary for Lender to issue wire transfer instructions on behalf of each Borrower for the initial and subsequent Loans, including disbursement authorizations in form acceptable to Lender;

(t)            evidence satisfactory to Lender in its sole discretion that a payment in the amount of $2,500,000.00 has been made by BMC to the Creditor Trust;

(u)           an IRS Form 8821, complete in all respects and satisfactory to Lender in its sole discretion, for each Borrower;

(v)           an order of the Bankruptcy Court confirming the Plan of Reorganization that is in full force and effect and is unstayed, such order being satisfactory to Lender in its sole discretion;

(w)          an Eagle 9 UCC insurance policy issued by First American Title Company insuring the perfection of the Lender’s lien in the Collateral;

(x)            the Negative Pledge Agreement properly executed; and

(y)           all other documents, information and reports required or requested to be executed and/or delivered by Borrowers under any provision of this Agreement or any of the Loan Documents.

4.02         Additional Preconditions to Loans. Lender’s obligation to make the initial Revolving Loan and each subsequent Revolving Loan shall be subject to the satisfaction of each of the following conditions:

(a)           After giving effect to each such Revolving Loan:

(i)            the aggregate principal amount of all Revolving Loans outstanding shall not exceed the Borrowing Base then in effect and the aggregate amount of all Loans outstanding shall not exceed the Maximum Credit Limit;

(ii)           the ENV of all Eligible Accounts shall not exceed any of the Concentration Limits; and

(iii)          the amount of outstanding Revolving Loans supported by the ENV of all Eligible Accounts included in the Borrowing Base which have not been billed shall at no time exceed an amount equal to fifty percent (50%) of outstanding Revolving Loans supported by the ENV of all Eligible Accounts included in the Borrowing Base which have been billed.

(b)           All representations and warranties of Borrowers shall be deemed reaffirmed as of the making of such Loan and shall be true both before and after giving effect to such Loan, and no Event of Default or Unmatured Event of Default shall have occurred and be continuing, no Material Adverse Effect shall have occurred, Borrowers shall be in compliance with this Agreement and the other Loan Documents, and Borrowers shall have certified such matters to Lender.

(c)           Each Borrower shall have signed and delivered to Lender notices, in the form of Exhibit 4.02(c), directing the Obligors (other than Obligors with respect to Government Accounts and Obligors that pay into the Risk Pool Account) to make payment to the Commercial Lockbox.

(d)           Each Borrower shall have signed and delivered to Lender notices, in the form of Exhibit 4.02(d), directing the Obligors with respect to Government Accounts to make payment to the Government Lockbox.

(e)           Borrowers shall have taken all actions necessary to permit Lender to record all of the Eligible Accounts in Lender’s accounts receivable monitoring system.

(f)            The lockbox arrangements required by Section 2.07 hereof shall be in effect, and the amounts received in the lockboxes shall have been identified or reconciled to Lender’s satisfaction, as required by Section 2.07(e) hereof.

(g)           All JHA Loan Documents shall be acceptable to Lender in its sole discretion, the transactions contemplated by the JHA Loan Documents shall have closed and such JHA Loan Documents shall be in full force and effect.

(h)           Borrowers shall have permitted Lender to access and interface with any of Borrowers’ collateral monitoring systems, and provided assistance with such access and interface as Lender requests.

(i)            No later than five (5) Business Days prior to the initial Revolving Loan, Lender shall have been provided with sufficient access to conduct a final on-site management meeting on the premises of BMC with such officers of BMC as Lender requires.

(j)            On the Closing Date, the Borrowing Base less the amount of the initial Revolving Loan shall be greater than $1,000,000.00.

(k)           Borrowers shall have taken such other actions, including the delivery of documents and opinions as Lender may reasonably request.

4.03         Absence of Certain Events. As of the Closing Date and prior to each Loan, no Event of Default or Unmatured Event of Default hereunder shall have occurred and be continuing.

4.04         Compliance with this Agreement. Borrowers shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrowers before or at the Closing Date and as of the date of each Revolving Loan.

4.05         Closing Certificate. Lender shall have received a certificate dated the Closing Date and signed by the chief executive officer or chief financial officer of Borrowers certifying that all of the conditions specified in this Section have been fulfilled and that there has not occurred any material adverse change in the operations and conditions (financial or otherwise) of Borrowers since September 30, 2008.

4.06         Closing. Subject to the conditions of this Article 4, the Credit Facility shall be made available on the date (“Closing Date”) this Agreement is executed and all of the conditions contained in Section 4.01 and Section 4.02 hereof are completed (“Closing”).

4.07         Non-Waiver of Rights. By completing the Closing hereunder, or by making Revolving Loans hereunder, Lender does not thereby waive a breach of any warranty, representation or covenant made by Borrowers hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrowers are specifically reserved by Lender.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

To induce Lender to complete the Closing and make the Loans under the Credit Facility to Borrowers, Borrowers warrant and represent to Lender that, subject to such exceptions or qualifications as are disclosed in any disclosure schedules delivered pursuant to this Article 5:

5.01         Organization and Validity.

(a)           Each Borrower is duly organized as either a partnership, corporation or limited liability company and validly existing under the laws of its state of organization, incorporation or formation, is duly qualified, validly existing and, to the extent applicable, in good standing and has lawful power and authority to engage in the business it conducts in each state and other jurisdiction where the nature and extent of its business requires qualification, except where the failure to so qualify could not reasonably be expected to cause a Material Adverse Effect. A list of all states and other jurisdictions where each Borrower is qualified to do business is attached hereto as Schedule 5.01 and made a part hereof.

(b)           The making and performance of this Agreement and related agreements, and each document required by any Section hereof will not violate (i) any law, government rule, regulation, order, judgment or award applicable to such Borrower or its Property, (ii) any provision of such Borrower’s Organizational Documents, or (iii) violate or result in a default (immediately, with the passage of time or with the giving of notice) under any contract, agreement or instrument to which such Borrower is a party, or by which such Borrower is bound. No Borrower is in violation of any term of any agreement or instrument to which it is a party or by which it may be bound or of its Organizational Documents or minutes, which violation could reasonably be expected to cause a Material Adverse Effect.

(c)           Each Borrower has all requisite power and authority to enter into and perform this Agreement and the other Loan Documents and to incur the Obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.

(d)           This Agreement, the Revolving Note and the other Loan Documents required to be executed and delivered by any Borrower hereunder, when delivered, will be valid and binding upon such all Borrowers a party thereto and enforceable in accordance with their respective terms.

5.02         Places of Business; Borrower Names. Each Borrower’s jurisdiction of organization is set forth in Schedule 5.02 hereto and (a) each Borrower’s chief executive office, (b) all other places of business of each such Borrower and (c) any other locations of any Collateral are located at the corresponding addresses set forth on Schedule 5.02 hereto. Except as disclosed on Schedule 5.02 hereto: (a) no Borrower has been organized in any other jurisdiction nor changed any such location in the last five (5) years, (b) no Borrower has changed its name in the last five (5) years, and (c) during such period no Borrower used, nor does any Borrower now use, any fictitious or trade name.

5.03         Healthcare Matters.

(a)           Operation of Facilities. Each Borrower owns or leases Healthcare Facilities in which it provides healthcare services and with respect to the operations of the Healthcare Facilities (i) maintains Medicare and Medicaid provider status and is the holder of the provider identification numbers, including but not limited to, Medicare, Medicaid and other third party payor provider numbers and National Provider Identifiers, identified on Schedule 5.03 hereto, all of which are current and valid and such Borrower has not allowed, permitted, authorized or caused any other Person to use any such provider identification number, and (ii) has obtained all material Permits necessary for such Borrower to own its assets, to carry on its business, to execute, deliver and perform the Loan Documents, and to receive payments from the Obligors and, if organized as a not-for-profit entity, has and maintains its status, if any, as an organization exempt from federal taxation under Section 501(c)(3) of the Internal Revenue

Code. No Borrower has been notified by any such governmental authority or other Person during the immediately preceding 24 month period that such party has rescinded, limited or not renewed, or intends to rescind, limit or not renew, any such license or approval.

(b)           Healthcare Permits. With respect to the Healthcare Facilities, each Borrower has (i) each Permit and other rights from, and have made all declarations and filings with, all applicable Governmental Authorities, all self regulatory authorities and all courts and other tribunals necessary to engage in the ownership and operation of the Healthcare Facilities, except where such failure could not reasonably be expected to have a Material Adverse Effect and (ii) no knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Permit. All such Permits are valid and in full force and effect and each Borrower is in material compliance with the terms and conditions of all such Permits except where failure to be in such compliance or for a Permit to be valid and in full force and effect could not reasonably be expected to have a Material Adverse Effect.

(c)           Specific Licensing. Each Healthcare Facility is duly licensed under the Applicable Laws of the state where the Healthcare Facility is located, in order to operate as currently operated.

(d)           Participation Agreements/Provider Status/Cost Reports.

(i)            Each Borrower has the requisite participation agreement or provider number or other Permit to bill the respective Medicaid program in the state or states in which such Borrower operates (to the extent such Borrower participates in the Medicare or Medicaid program in such state or states) and all other Third Party Payor Programs (including Medicare) which account for any portion of the revenues of such Healthcare Facility.

(ii)           There is no investigation, audit, claim review, or other action pending or, to the knowledge of any Borrower, threatened which could result in a revocation, suspension, termination, probation, material restriction, limitation, or non-renewal of any participation agreements with Third Party Payors with respect to the business of each Borrower (collectively, “Participation Agreements”) or provider number or other Permit or result in a Borrower’s exclusion from any Third Party Payor Program, nor has any Third Party Payor Program made any decision not to renew any Participation Agreement or provider agreement or other Permit related to any Healthcare Facility, nor has any Borrower made any decision not to renew any Participation Agreement or provider agreement or other Permit, nor is there any action pending or, to the knowledge of Borrowers, threatened to impose material intermediate or alternative sanctions with respect to any Healthcare Facility.

(iii)          Each Borrower, and, to the knowledge of such Borrower, its contractors, have properly and legally billed all intermediaries and Third Party Payors for services rendered with respect to the Healthcare Facilities and have maintained their records to reflect such billing practices. No funds relating to any Borrower are now, or, to the knowledge of any Borrower will be, withheld by any Third Party Payor.

(iv)          All Medicare, Medicaid, and private insurance cost reports and financial reports submitted by each Borrower are and will be materially accurate and complete and have not been and will not be misleading in any material respects. There are no current, pending or outstanding Medicare, Medicaid or Third Party Payor Program reimbursement audits or appeals pending with respect to the Healthcare Facilities or any Borrower.

(v)           With respect to the operation of the Healthcare Facilities, each Borrower is properly enrolled in the Medicare program and is not experiencing any material payment delays or denials as a result of the Medicare program’s use and adoption of the National Provider Identifier.

(vi)          Each Borrower and Healthcare Facility is currently enrolled as a participating provider in the Medicare program or is otherwise not subject to the moratorium on the establishment of new long term care hospitals and long term care hospital satellites contained in the Medicare, Medicaid and SCHIP Extension Act of 2007.

(e)           No Violation of Healthcare Laws.

(i)            None of the Healthcare Facilities or any Borrower is, to the knowledge of any Borrower, in violation of any Healthcare Laws, except where any such violation could not reasonably be expected to have a Material Adverse Effect.

(ii)           Each Borrower is, to the knowledge of each Borrower, HIPAA Compliant with respect to the operations of the Healthcare Facilities.

(iii)          No Healthcare Facility has received a statement of deficiencies or survey violation of a “Level A” (or equivalent) or worse (with respect to assisted living facilities), or a tag level of “G” or higher with respect to any skilled nursing facility, within the past three years for which a plan of correction has not been filed with the applicable state authority. No Healthcare Facility is currently subject to any plan of correction that has not been accepted by or is currently the subject of a review by the applicable state authority. No Borrower has received notice of any charges of patient abuse at any Healthcare Facility.

(f)            Proceedings. No Borrower or Healthcare Facility is subject to any proceeding, suit or, to Borrowers’ knowledge, investigation by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body (including the Office of the Inspector General of the United States Department of Health and Human Services): (i) which may result in the imposition of a fine, alternative, interim or final sanction, a lower reimbursement rate for services rendered to eligible patients at the Healthcare Facilities; (ii) which could result in the revocation, transfer, surrender, suspension or other material impairment of the operating certificate provider agreement or Permits of any Healthcare Facility; (iii) which pertains to any state or federal Medicare or Medicaid cost reports or claims filed by any Borrower (including, but not limited to, any reimbursement audits), or any disallowance by any commission, board or agency in connection with any audit of such cost reports; or (iv) which pertains to or requests any voluntary disclosure pertaining to a potential overpayment matter involving the submission of claims to such payor by any Borrower, which, in each case with respect to clauses (i), (iii) and (iv) above, has not been provided for on their respective financials statements, or which could reasonably be expected to have a Material Adverse Effect on any Borrower or the operation of any individual Healthcare Facility.

(g)           Fraud & Abuse.

(i)            No Borrower has, or to its knowledge has been threatened to have, and, to the knowledge of Borrower, no owner, officer, manager, employee or person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Borrower has, engaged in any of the following: (A) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under any Healthcare Laws; (B) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under any Healthcare Laws; (C) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under any Healthcare Laws on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (D) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Healthcare Laws, or (2) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by any Healthcare Laws; (E) presenting or causing to be presented a claim for reimbursement for services that is for an item or services that was known or should have been known to be (1) not provided as claimed, or (2) false or fraudulent; or (F) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (1) a facility in order that the facility may qualify for Governmental Authority certification, or (2) information required to be provided under 42 U.S.C. § 1320a-3.

(ii)           No Borrower has been, or to its knowledge has been threatened to be, and, to the knowledge of Borrower, no owner, officer, manager, employee or person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Borrower: (A) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty, or has been “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 8.4), or other Applicable Laws or regulations; (C) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; (D) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.; (E) has been made a party to any other action by any governmental authority that may prohibit it from selling products to any governmental or other purchaser pursuant to any law; or

(F) was or has become subject to any federal, state, local governmental or private payor civil or criminal investigations or inquiries, proceedings, validation review, program integrity review or statement of charges involving and/or related to its compliance with Healthcare Laws or involving or threatening its participation in Medicare, Medicaid or other Third Party Payor Programs or its billing practices with respect thereto.

5.04         Pending Litigation. There are no judgments or judicial or administrative orders, proceedings or investigations (civil or criminal) pending, or to the knowledge of any Borrower, threatened, against any Borrower in any court or before any governmental authority or arbitration board or tribunal, other than as set forth on Schedule 5.04 hereto, which, if adversely determined could reasonably be expected to cause a Material Adverse Effect. No Borrower is in default with respect to any order of any court, governmental authority, regulatory agency or arbitration board or tribunal. No Shareholder or executive officer of any Borrower has been indicted or convicted in connection with or is engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other conduct or activity.

5.05         Medicaid and Medicare Cost Reporting. The Medicaid and Medicare cost reports of each facility and of the home office of each Borrower for all cost reporting periods have been submitted when and as required to (a) as to Medicaid, the state agency, or other CMS-designated agent or agent of such state agency, charged with such responsibility or (b) as to Medicare, the Medicare intermediary or other CMS-designated agent charged with such responsibility.

5.06         Title to Collateral. Each Borrower has good and marketable title to all the Collateral it respectively purports to own, free from co-owners, liens, claims and encumbrances, except those of Lender and those listed on Schedule 5.06 hereto (“Permitted Liens”). The possession and use of the Collateral does not and will not infringe, misappropriate or otherwise violate the intellectual property rights of any Person.

5.07         Governmental Consent. Neither the nature of any Borrower or of any Borrower’s business or Property, nor any relationship between any Borrower and any other Person, nor any circumstance affecting any Borrower in connection with the execution, issuance and/or delivery of this Agreement or the Revolving Note is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of any such Borrower in connection with the execution and delivery of this Agreement or the issuance or delivery of the Revolving Note or other Loan Documents.

5.08         Taxes. All tax returns required to be filed by Borrowers, or any of them, in any jurisdiction have in fact been filed, and all Taxes, assessments, fees and other governmental charges upon Borrowers, or any of them, or upon any of their respective Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those Taxes being contested in good faith with due diligence by appropriate proceedings and for which appropriate reserves have been maintained under GAAP. No Borrower is aware of any proposed additional tax assessment or tax to be assessed against or applicable to any Borrower that could reasonably be expected to cause a Material Adverse Effect.

5.09         Financial Statements.

(a)           Borrowers’ annual consolidated and consolidating balance sheet as of September 30, 2008 and the quarterly consolidated balance sheet, the related income statements and statements of cash flows, each as of September 30, 2008 (complete copies of which have been delivered to Lender), have been prepared in accordance with GAAP (other than the absence of footnotes) and present fairly, accurately and completely (subject to audit adjustments) the financial position of Borrowers as of such dates and the results of their operations for such periods.

(b)           Since the date of the last annual consolidated and consolidating balance sheet and related income statements and statements of cash flows, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c)           The fiscal year for each Borrower currently ends on the date set forth on Schedule 5.09 hereto. Each Borrower’s federal tax identification number and organization number are as set forth on Schedule 5.09 hereto.

5.10         Full Disclosure. Neither the financial statements referred to in Section 5.09 hereof, nor this Agreement or related agreements and documents or any written statement furnished by any Borrower to Lender in connection with the negotiation of the Credit Facility and contained in any financial statements (subject to audit adjustments) or documents relating to any Borrower contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading.

5.11         Guarantees, Contracts, etc.

(a)           No Borrower owns or holds partnership interests or equity or long term debt investments in, has any outstanding advances to, or serves as guarantor, surety or accommodation maker for the obligations of, any Person except as described in Schedule 5.11 hereto.

(b)           No Borrower is a party to any contract or agreement, or subject to any charter or other entity restriction which could reasonably be expected to cause a Material Adverse Effect.

(c)           Except as otherwise specifically provided in this Agreement, no Borrower has agreed or consented to cause or permit any of the Collateral whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise) to a lien or encumbrance not permitted by this Agreement.

5.12         Compliance with Laws.

(a)           No Borrower is in violation of, or has received written notice that it is in violation of, any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency, or department thereof, (including, without limitation, environmental laws and regulations), which could reasonably be expected to cause a Material Adverse Effect.

(b)           Each Borrower is current with all reports and documents required to be filed with any state or federal securities commission (if any) or similar agency and is in full compliance with all applicable rules and regulations of such commissions, except where such failure to so comply could not reasonably be expected to cause a Material Adverse Effect.

5.13         Other Associations. No Borrower is engaged in nor has an interest in any joint venture or partnership with any other Person or has any Subsidiaries or Affiliates, except as described on Schedule 5.13 hereto.

5.14         Environmental Matters. Except as disclosed on Schedule 5.14 hereto, no Borrower has knowledge:

(a)           of violations of any Environmental Laws on any of the real property where any Borrower maintains operations or has its personal property, or where any Collateral is located;

(b)           of any claims or actions pending or threatened, or claims or actions in the past during Borrower’s period of ownership, against Borrower or any of such real property by any governmental entity or agency or by any other person or entity relating to Hazardous Substances or pursuant to any Environmental Laws;

(c)           of the presence of any Hazardous Substances on any of such real property, other than solid or biohazardous wastes generated in the diagnosis or treatment of patients as are commonly found in hospitals similar to the hospital operated by BMC;

(d)           of any such real property ever having been used by any of the Borrowers or, to the best of Borrowers’ knowledge any other person, to refine, produce, store, handle, transfer, process, transport, or dispose of Hazardous Substances other than in full compliance with Environmental Laws, except with respect to any such use which would not reasonably be expected to result in a Material Adverse Effect;

(e)           of storage tanks (including, without limitation, petroleum or heating oil storage tanks), underground or above-ground, present on or under any of such real property, or that have been on or under any such real property but removed therefrom;

(f)            of any on-site spills, releases, discharges, disposal, or storage of Hazardous Substances, other than solid or biohazardous wastes generated in the diagnosis or treatment of patients as are commonly found in hospitals similar to the hospital operated by BMC, that have occurred or are presently occurring on any of such real property, which spills, releases, discharges, disposal or storage could be reasonably expected to have a Material Adverse Effect; or

(g)           of any spills, releases, discharges, disposal, or storage of Hazardous Substances, other than solid or biohazardous wastes generated in the diagnosis or treatment of patients as are commonly found in hospitals similar to the hospital operated by BMC, that have occurred or are presently occurring on any other real property as a result of the conduct, action, or activities of any Borrower, which spills, releases, discharges, disposal or storage could be reasonably expected to have a Material Adverse Effect.

5.15         Capital Stock. The authorized and outstanding Capital Stock of each Borrower is as set forth on Schedule 5.15 hereto. All of the Capital Stock and equity interests of each Borrower have been duly and validly authorized and issued and is fully paid and non-assessable and have been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of all regulatory bodies thereof governing the sale and delivery of securities. Except for the rights and obligations set forth in Schedule 5.15 hereto, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which any Borrower or any of the Shareholders of any Borrower is bound relating to the issuance, transfer, voting or redemption of its Capital Stock or any preemptive rights held by any Person with respect to the Capital Stock of any such Borrower. Except as set forth in Schedule 5.15 hereto, no Borrower has issued any securities convertible into or exchangeable for its Capital Stock or any options, warrants or other rights to acquire such Capital Stock or securities convertible into or exchangeable for such Capital Stock.

5.16         Lockboxes. The Government Lockbox and the Commercial Lockbox are the only lockbox accounts maintained by Borrowers, and each Obligor of an Eligible Account has been directed by the notice attached as Exhibit 4.02(c) to this Agreement, and is required to, remit all payments with respect to such Account for deposit in the Commercial Lockbox (other than the Obligors of Government Accounts which have been directed by the notice attached as Exhibit 4.02(d) to this Agreement to remit all payments with respect to such Accounts for deposit in the Government Lockbox).

5.17         Borrowing Base Reports. Each Borrowing Base Report signed by Borrowers, on behalf of Borrowers, contains and will contain an accurate summary of all Eligible Accounts of Borrowers contained in the Borrowing Base as of its date.

5.18         Security Interest. The Borrowers represent and warrant to Lender that except for the Permitted Liens, (a) upon the filing of UCC financing statements covering the Collateral in all required jurisdictions, this Agreement creates a valid, perfected, first priority security interest in the Collateral as to which perfection may be achieved by filing, (b) Lender’s security interests in the Collateral constitute, and will at all times constitute, first priority and exclusive liens on the Collateral, and (c) each Borrower is, or will be at the time additional Collateral is acquired by such Borrower, the absolute owner of such additional Collateral with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or liens other than Permitted Liens.

5.19         Accounts.

(a)           No Borrower has done nor shall do anything to interfere with the collection of the Accounts and no Borrower shall amend or waive the terms or conditions of any Account or any related Contract in any material adverse manner without Lender’s prior written consent.

(b)           Each Borrower has made and will continue to make all payments to Obligors necessary to prevent any Obligor from offsetting any earlier overpayment to such Borrower against any amounts such Obligor owes on an Account.

5.20         ERISA. Borrowers and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and, other than a liability for premiums under Section 4007 of ERISA, has not incurred any liability to the PBGC or a Plan under Title IV of ERISA. Borrowers and their Subsidiaries and/or Affiliates have no contingent liabilities with respect to any post-retirement benefits under a welfare plan, as defined in Section 3(1) of ERISA, other than liability for continuation coverage described in Article 6 of Title 1 of ERISA.

5.21         Representations and Warranties for each Loan. As of each date that Borrowers shall request any Loan, each Borrower shall be deemed to make, with respect to each Eligible Account included in the Borrowing Base, each of the following representations and warranties:

(a)           Such Account satisfies each of the conditions of an Eligible Account.

(b)           All information relating to such Account that has been delivered to Lender is true, complete and correct in all material respects. With respect to each such Account that has been billed, the corresponding Borrower has delivered to the Obligor all requested supporting claim documents and all information set forth in the bill and supporting claim documents is true, complete and correct in all material respects.

(c)           Other than the CMS Claim, there is no lien or adverse claim in favor of any third party, nor any filing against any Borrower, as debtor, covering or purporting to cover any interest in such Account.

(d)           Such Account is (i) payable in an amount not less than its Estimated Net Value by the Obligor identified by Borrowers as being obligated to do so, (ii) to the knowledge of Borrowers the legally enforceable obligation of such Obligor, and (iii) an account or general intangible within the meaning of the UCC, or is a right to payment under a policy of insurance or proceeds thereof, and is not evidenced by any instrument or chattel paper. To the knowledge of Borrowers, there is no payor other than the Obligor identified by Borrowers as the payor primarily liable on such Account.

(e)           No such Account (i) requires the approval of any third person for such Account to be assigned to Lender hereunder, (ii) is subject to any legal action, proceeding or investigation (pending or threatened), dispute, set-off, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination by the Obligor, or (iii) is past the statutory limit for collection applicable to the Obligor.

(f)            Such Borrower does not have any guaranty of, letter of credit support for, or collateral security for, such Account, other than any such guaranty, letter of credit or collateral security as has been assigned to Lender.

(g)           The services constituting the basis of such Account (i) were medically necessary for the patient and (ii) at the time such services were rendered, were fully covered by the insurance policy or Contract obligating the applicable Obligor to make payment with respect to such Account (and the corresponding Borrower has verified such determination), and (iii) the patient received such services in the ordinary course of such Borrower’s business.

(h)           The fees and charges charged for the services constituting the basis for such Account were when rendered consistent with (i) the usual, customary and reasonable fees charged by Borrowers or (ii) pursuant to negotiated fee contracts, or imposed fee schedules, with or by the applicable Obligors.

(i)            The Obligor with respect to such Account is located in the United States, and is (i) a party which in the ordinary course of its business or activities agrees to pay for healthcare services received by individuals, including, commercial insurance companies and non-profit insurance companies issuing health, or other types of insurance, employers or unions, self-insured healthcare organizations, preferred provider organizations, and health insured, prepaid maintenance organizations, (ii) a state, an agency or instrumentality of a state or a political subdivision of a state, or (iii) the United States or an agency or instrumentality of the United States.

(j)            The insurance policy or Contract obligating an Obligor to make payment (i) does not prohibit the transfer of such payment obligation from the patient to the corresponding Borrower and (ii) is and was in full force and effect and applicable to the patient at the time the services constituting the basis for such Account were performed.

(k)           The representations and warranties made by Borrowers in the Loan Documents and all financial or other information delivered to Lender with respect to Borrowers and such Account do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statement made not misleading.

(l)            If requested by Lender, a copy of each related Contract to which each Borrower is a party has been delivered to Lender unless any such Borrower shall have, prior to the related Funding Date, certified in an Officer’s Certificate that such delivery is prohibited by the terms of the Contract or by law, and the circumstances of such prohibition.

(m)          If such Account has not been billed, the services giving rise to such Account have been properly recorded in the corresponding Borrower’s accounting system.

(n)           Such Account was (or if unbilled, will be) in any event billed no later than forty-five (45) days after the date the services or goods giving rise to such Account were rendered as provided, as applicable, and each bill contains an express direction requiring the Obligor to remit payments to either the Government Lockbox or Commercial Lockbox, as applicable.

(o)           Such Account has an Estimated Net Value which, when added to the Estimated Net Value of all other Accounts owing by the same Obligor and which constitute Eligible Accounts hereunder, does not exceed any applicable Concentration Limit.

(p)           Neither such Account nor the related Contract contravenes any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and Borrowers are not and, to the knowledge of Borrowers, no party to such related Contract is in violation of any such law, rule or regulation in connection with such Contract.

(q)           As of the applicable Funding Date, to the Borrowers’ knowledge, no Obligor on such Account is bankrupt, insolvent, or is unable to make payment of its obligations when due, and no other fact exists which would cause any Borrower reasonably to expect that the amount billed to the related Obligor for such Account will not be paid in full when due.

5.22         Interrelatedness of Borrowers. The business operations of each Borrower are interrelated and complement one another, and such companies have a common business purpose, with intercompany bookkeeping and accounting adjustments used to separate their respective Properties, liabilities and transactions. To permit their uninterrupted and continuous operation, such companies now require and will from time to time hereafter require funds for general business purposes. The proceeds of Revolving Loans under the Credit Facility will directly or indirectly benefit each Borrower hereunder severally and jointly, regardless of which Borrower requests or receives part or all of the proceeds of such Loan.

5.23         [Reserved]

5.24         [Reserved]

5.25         Intellectual Property. Except for “shrink-wrapped” software and as shown on Schedule 5.25 hereto and made part hereof, (a) Borrowers do not require any copyrights, patents, trademarks, other intellectual property or other general intangibles (as defined in the UCC), or any license(s) to use any patents, trademarks or other intellectual property in order to (i) provide services to their customers, (ii) bill Obligors and collect therefrom, in the ordinary course of business or (iii) otherwise conduct Borrowers’ business as presently conducted, and (b) Borrowers have not granted an exclusive license to any party that relates to Borrower’s intellectual property. All of Borrower’s rights in its intellectual property are enforceable, valid and subsisting. No action, suit, demand, charge or claim has been made or threatened which challenges the enforceability or validity of Borrower’s intellectual property.

5.26         Solvency. On the Closing Date and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, with respect to each Borrower (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

5.27         Schedules. Each of the Schedules attached to this Agreement sets forth a true, correct and complete description of the matter or matters covered thereby.

5.28         Location of Computerized Billing System; Books and Records.  Any and all computer hardware, software and electronic data, as well as any books, records or other information, necessary to bill for services provided by Borrowers and collect payments for such services are stored and maintained in good working condition at the Healthcare Facility located at 3828 Delmas Terrace, Culver City, CA 90231, which is owed in fee simple by Borrowers.

5.29         No Documents or Correspondence Regarding CMS Claim. As of the Closing Date, Borrowers have not received any notice, correspondence or documentation of any kind from CMS regarding any CMS Claim.

ARTICLE 6

AFFIRMATIVE COVENANTS

Each Borrower covenants that until all of Borrowers’ Obligations to Lender are paid and satisfied in full and the Credit Facility has been terminated:

6.01         Payment of Taxes and Claims. Each Borrower shall pay, before they become delinquent, all Taxes, assessments and governmental charges or levies imposed upon it or upon such Borrower’s Property, except for those being contested in good faith with due diligence by appropriate proceedings and for which appropriate reserves have been maintained under GAAP.

6.02         Maintenance of Insurance, Financial Records and Existence.

(a)           Required Insurance. Borrowers shall maintain or cause to be maintained insurance on its Property against fire, casualty, public liability, business interruption and such other hazards, as well as general liability, medical malpractice insurance and other liability insurance related to the business of the Borrowers required by the Lender, all in such amounts, with such deductibles and with such insurers as are at all times reasonably satisfactory to Lender (the “Required Insurance”). The policies relating to the Required Insurance shall contain standard “lender loss payable” clauses with respect to property insurance and “additional insured” clauses with respect to general liability or automobile insurance issued in favor of Lender pursuant to which all losses thereunder shall be paid to Lender as Lender’s interests may appear. Such policies shall expressly provide that the carrier of any Required Insurance will endeavor to provide ten (10) days’ prior written notice of cancelation of such policy for non-payment to Lender and shall insure Lender notwithstanding the act or neglect of the insured. At or prior to Closing, Borrowers shall furnish Lender with insurance certificates certified as true and correct and being in full force and effect as of the Closing Date or such other evidence of the Required Insurance as Lender may require. In the event Borrowers fail to procure or cause to be procured any of the Required Insurance or to timely pay or cause to be paid the premium(s) on any of the Required Insurance, Lender may do so for Borrowers, but Borrowers shall continue to be liable for the same. Borrowers further covenant that all insurance premiums owing under its current casualty policy have been paid. Borrowers also agree to notify Lender, promptly, upon any Borrower’s receipt of a notice of termination, cancellation or non-renewal from its insurance company of any of the Required Insurance. Each Borrower hereby appoints Lender as its attorney-in-fact, exercisable at Lender’s option, upon the occurrence and during the continuation of an Event of Default, to endorse any check which may be payable to such Borrower in order to collect the proceeds of the Required Insurance.

(b)           Financial Records. Borrowers shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. No Borrower shall change its respective fiscal year end date without the prior written notice to Lender.

(c)           Existence and Rights. Each Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its legal existence, good standing, rights and franchises.

6.03         Business Conducted. Each Borrower shall continue in the business presently operated by it using its best efforts to maintain its customers. No Borrower shall engage, directly or indirectly, in any line of business substantially different from the businesses conducted by it immediately prior to the Closing Date.

6.04         Litigation. Borrowers shall give prompt notice to Lender of any litigation claiming in excess of $500,000.00 from Borrowers, or any of them, or which could reasonably be expected to cause a Material Adverse Effect.

6.05         Taxes. Borrowers shall pay all Taxes when due (other than taxes based upon or measured by Lender’s income or revenues), if any, in connection with the Loans and/or the recording of any financing statements or other Loan Documents. The Obligations of Borrowers under this section shall survive the payment of Borrowers’ Obligations under this Agreement and the termination of this Agreement.

6.06         Financial Covenants.

(a)           Maximum Loan Turn Days. Borrowers shall at all times maintain a Maximum Loan Turn Days calculation, measured at the end of the fiscal quarter ending June 30, 2009 and the end of each fiscal quarter thereafter, of not greater than thirty (30) days.

(b)           Fixed Charge Coverage Ratio. Borrowers shall maintain a Fixed Charge Coverage Ratio, measured quarterly at the end of each fiscal quarter, of not less than (i) 1.10:1.00 for the fiscal quarter ending June 30, 2009; (ii) 1.15:1.00 for the fiscal quarter ending September 30, 2009; and (iii) 1.20:1.00 for each fiscal quarter ending thereafter. The Fixed Charge Coverage Ratio shall be calculated for the four quarters immediately preceding the quarter being measured, provided, however, that for the first three quarters of testing following the Closing, the Fixed Charge Coverage Ratio shall be calculated on a cumulative annualized basis. The first calculation of the Fixed Charge Coverage Ratio shall be for the quarter ending June 30, 2009.

6.07         Financial and Business Information. Borrowers shall deliver to Lender the following (all to be in form and substance satisfactory to Lender):

(a)           Financial Statements and Collateral Reports.

(i)            as soon as available but in any event within one hundred twenty (120) days after the end of each fiscal year of Borrowers, financial statements of Borrowers for such year which present fairly Borrowers’ financial condition, including the balance sheet of Borrowers as at the end of such fiscal year and a statement of cash flows and income statement for such fiscal year, all on a consolidated and consolidating basis, setting forth in the consolidated statements in comparative form, the corresponding figures as of the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited by independent public accountants of recognized standing, selected by Borrowers and reasonably satisfactory to Lender, and prepared in accordance with GAAP;

(ii)           as soon as available but in any event on the earlier of (i) the date upon which Prospect Medical Holdings, Inc. files a Form 10-Q for such fiscal quarter with the Securities and Exchange Commission and (ii) forty-five (45) days after the end of each fiscal quarter, Borrowers’ internally prepared quarterly consolidated and consolidating financial statements, for such fiscal quarter, along with year to date information, including a balance sheet, income statement and statement of cash flows with respect to the periods measured, operating statistics and a quarterly compliance certificate;

(iii)          promptly upon request, such other information concerning Borrowers as Lender may from time to time request, including Medicare and Medicaid cost reports and audits, annual reports, security law filings and reports to any security holders;

(iv)          as soon as possible and no later than thirty (30) days prior to the first day of each fiscal year, an annual operating budget along with annual consolidated and consolidating projections for Borrowers for such year, including a balance sheet, income statement and statement of cash flow, all prepared on a monthly basis;

(v)           contemporaneously with delivery of the annual financial statements referred to in clause (i) above, a good standing certificate from each Borrower’s jurisdiction of organization evidencing that such Borrower remains in good standing in, and continues to be organized under the laws of, such jurisdiction;

(vi)          as soon as available but in any event within one hundred twenty (120) days after the effective date of the Plan of Reorganization, audited balance sheets for Borrowers for the fiscal year ended September 30, 2008, all on a consolidated and consolidating basis, setting forth in the consolidated statements in comparative form, the corresponding figures as of the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited by independent public accountants of recognized standing, selected by Borrowers and reasonably satisfactory to Lender;

(vii)         as soon as available but in any event within one hundred twenty (120) days after the effective date of the Plan of Reorganization, an audited income statement for the fiscal year ended September 30, 2008, on a consolidated and consolidating basis, audited by independent public accountants of recognized standing, selected by Borrowers and reasonably satisfactory to Lender, and prepared in accordance with GAAP; and

(viii)        such other data, reports, statements and information (financial or otherwise), as Lender may reasonably request.

(b)           Notice of Event of Default or Unmatured Event of Default- promptly (but at least within 2 Business Days) upon becoming aware of the existence of any condition or event which constitutes an Event of Default or Unmatured Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrowers are taking (and propose to take) with respect thereto;

(c)           Notice of Claimed Default - promptly upon receipt by any Borrower, notice of default, oral or written, given to such Borrower by any creditor for borrowed money in excess of $100,000.00.

6.08         Officer’s Certificate. Along with the set of financial statements delivered to Lender at the end of each fiscal quarter and fiscal year pursuant to Section 6.07(a) hereof, deliver to Lender a certificate (in the form of Exhibit 6.08 hereto and made a part hereof) from the chief financial officer of Borrowers setting forth:

(a)           Covenant Compliance - the information (including detailed calculations) required in order to establish whether Borrowers are in compliance with the requirements of Section 6.06 as of the end of the period covered by the financial statements then being furnished (and any exhibits appended thereto) under Section 6.07 hereof; and

(b)           Event of Default - that the signer in his capacity as an officer of Borrowers has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his supervision) a review of the transactions and conditions of Borrowers from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes an Event of Default or Unmatured Event of Default or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrowers have taken or propose to take with respect thereto.

6.09         Inspection. No more than two times per calendar year so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, Borrowers will permit any of Lender’s officers or other representatives to visit and inspect any Borrower’s location(s) or where any Collateral is kept during regular business hours to examine and audit all of such Borrower’s books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants and attorneys. Borrowers shall pay to Lender all reasonable fees based on standard rates for such inspections, currently at the rate of $1,000.00 per day, per person (plus reasonable out-of-pocket expenses payable monthly in arrears on the first day at the immediately successive calendar month at the inspection). All reasonable costs, fees and expenses incurred by Lender in connection with such inspections shall constitute Expenses for purposes of this Agreement.

6.10         Tax Returns and Reports. At Lender’s request from time to time, Borrowers shall promptly furnish Lender with copies of any annual federal and state income tax returns, any other tax returns of Borrowers or any other documents related to Taxes of the Borrowers

6.11         Material Adverse Developments. Each Borrower agrees that immediately (but at least within 2 Business Days) upon it or any of its officers becoming aware of any development or other information which would reasonably be expected to have a Material Adverse Effect, it shall give to Lender telephonic or facsimile notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the next Business Day after such verbal notice is given.

6.12         Places of Business. Each Borrower shall give thirty (30) days prior written notice to Lender of any changes to (a) its jurisdiction of organization, (b) the location of any of its chief executive office or any other places of business, or the establishment of any new, or the discontinuance of any existing place of business, and (c) its name.

6.13         Notice of Action. Each Borrower will promptly notify Lender in the event of any legal action, dispute, setoff, counterclaim, defense or reduction that is or may be asserted by an Obligor with respect to any Account that may have a Material Adverse Effect on the collectability of such Account or all Accounts collectively.

6.14         Verification of Information. At the request of Lender, Borrowers will promptly provide and verify the accuracy of information concerning Borrowers and their Affiliates of the type provided to Lender in connection with Lender’s decision to enter into this Agreement and such other information concerning Borrowers and their Affiliates as Lender may reasonably request in connection with any offering documents with respect to the sale of securities backed by the Eligible Accounts (the “Securities”), including, without limitation, all information necessary to provide full and complete disclosure of all material facts pertaining to an investment in the Securities in compliance with federal and state securities and blue sky laws, and such information may be published in such offering documents and relied upon by Lender and any party arranging the offering of such Securities by Lender or its assignee. Such information will be true and complete in all material respects and will not omit to state a material fact necessary to make the statements contained in such information, in light of the circumstances under which they were made, not misleading.

6.15         Accounts Receivables Monitoring System. Borrowers shall permit Lender or its agents to interface its accounts receivables monitoring system to Borrowers’ data files and will assist Lender or its agent in completing and maintaining such interface such that the interface can interpret, track and reconcile the Accounts Detail File provided by Borrowers.

6.16         [Reserved]

6.17         Compliance with Laws.

(a)           Borrowers agree to comply with all Applicable Laws, and all orders of any federal, state or local legislative, administrative or judicial body or official, provided that Borrowers may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which Lender determines will not materially and adversely effect Lender’s rights or priorities in the Collateral.

(b)           Without limiting the generality of the foregoing, each Borrower agrees to comply with all environmental statutes, acts, rules, regulations or orders, as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of such Borrower’s real property and operation of its business, if the failure to so comply could reasonably be expected to have a Material Adverse Effect. No Borrower shall be deemed to have breached any provision of this Section 6.17(b) if (i) the failure to comply with the requirements of this Section 6.17(b) resulted from good faith error or innocent omission, (ii) such Borrower promptly commences and diligently pursues a cure of such breach and (iii) such failure is cured within thirty (30) days following such Borrower’s receipt of notice from Lender of such failure, or if such breach cannot in good faith be cured within thirty (30) days following such Borrower’s receipt of such notice, then such breach is cured within a reasonable time frame based on the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and Applicable Law.

(c)           Borrowers will (i) maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the use or operation of any Healthcare Facility for its current use, all Permits necessary under Healthcare Laws to continue to receive reimbursement under all Third Party Payor Programs in which any Borrower or any Healthcare Facility participates as of the date of this Agreement, and (ii) provide to Lender upon request, an accurate, complete and current list of all participation agreements with Third Party Payors with respect to the business of each Borrower (collectively, “Participation Agreements”). Borrowers will at all times comply with all requirements, contracts, conditions and stipulations applicable to such Borrower in order to maintain in good standing and without default or limitation all such Participation Agreements.

6.18         Collateral Reporting.  Borrowers agree to furnish to Lender such information as Lender reasonably requires in connection with monitoring the Collateral, at the times and in the manner determined by Lender, including Medicare and Medicaid cost reports and audits.

6.19         Collateral. Borrowers, at their expense, agree to forever warrant and defend the Collateral from any and all claims and demands of any other person, other than holders of Permitted Liens.

6.20         [Reserved]

6.21         Additional Creditor Trust Payment. On or prior to 180 days after the Closing Date, Borrowers shall deliver to Lender evidence satisfactory to Lender in its sole discretion that payment in the amount of $1,000,000.00 has been made by BMC to the Creditors Trust.

6.22         Potential CMS Liability.

(a)           No later than five (5) Business Days after the first calendar day of each month, Borrowers shall provide a description to Lender in writing, acceptable to Lender in its sole discretion, detailing the status of any actual or potential claims by CMS against Borrowers or any actual or potential liability of Borrowers to CMS.

(b)           Borrowers shall immediately (but within 2 Business Days of knowledge) upon Borrowers or any of its officers becoming aware of any claim asserted by CMS, deliver a written notice specifying the nature and amount of such claim, and provide copies of any documentation related to such claim, to Lender.

6.23         Maintenance of Computerized Billing System; Books and Records.  Any and all computer hardware, software and electronic data, as well as any books, records or other information, necessary to bill for services provided by Borrowers and collect payments for such services shall be maintained in good working condition at its records location (the “Records Location”), which, as of the Closing Date, is located at 3847 Delmas Terrace, Culver City, CA 90231 (the “3847 Delmas Terrace Facility”). Until all Obligations have been paid in full, Borrowers shall either (i) maintain the Records Location at the 3847 Delmas Terrace Facility and continue to own the 3847 Delmas Terrace Facility in fee simple, or, if the 3847 Delmas Terrace Facility is no longer owned in fee simple, (ii) obtain a landlord waiver in form and substance similar to the form attached hereto as Exhibit 6.23, and reasonably satisfactory to Lender, simultaneously with the transfer of ownership of the 3847 Delmas Terrace Facility or (iii) move the Records Location to another property owned in fee simple by Borrower and provide written notice to Lender of such move and the address of the subsequent location at least fifteen (15) Business Days prior to such move.

6.24         Dissolution of Southern California Spine Institute, LLC. On or prior to sixty (60) days after the Closing Date, BMC shall (i) cause Southern California Spine Institute, LLC., a California limited liability company (“SCSI”), which is a wholly-owned subsidiary of BMC, to transfer all of the assets and liabilities of SCSI to BMC, and (ii) dissolve SCSI and provide to Lender evidence of such dissolution from the appropriate Governmental Authority in California.

ARTICLE 7

NEGATIVE COVENANTS

Each Borrower covenants that until all of Borrowers’ Obligations to Lender are paid and satisfied in full and the Credit Facility has been terminated:

7.01         Merger, Consolidation, Dissolution or Liquidation.

(a)           No Borrower shall sell, lease, license, transfer or otherwise dispose of any material portion of its Property other than inventory sold to patients/customers in the ordinary course or ordinary operation of such Borrower’s business or pursuant to the JHA Loan Documents, without Lender’s prior written consent.

(b)           No Borrower shall merge or consolidate with, or acquire any Capital Stock or substantially all of the assets of any other Person, or commence a dissolution or liquidation, other than through a merger with another Borrower, without Lender’s prior written consent.

7.02         Liens and Encumbrances. No Borrower shall: (a) execute a negative pledge agreement with any Person covering any of the Collateral, or (b) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the Collateral, whether now owned or hereafter acquired, to be subject to any lien, claim or encumbrance other than those of Lender and Permitted Liens.

7.03         Negative Pledge. No Borrower shall pledge or permit a lien or security interest to exist on the Capital Stock of its Subsidiaries.

7.04         Transactions With Affiliates or Subsidiaries.

(a)           Except as set forth on Schedule 7.04, no Borrower shall enter into any transaction with any Subsidiary or other Affiliate (other than another Borrower) including, without limitation, the purchase, sale, lease or exchange of Property, or the loaning, capitalization or giving of funds to any such Affiliate or any Subsidiary, unless (i) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by such Borrower, (ii) the transaction is in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s business and upon terms substantially the same and no less favorable to such Borrower as it would obtain in a comparable arm’s length transaction with any Person not an Affiliate or a Subsidiary, and (iii) such transaction is not prohibited hereunder.

(b)           Except with the prior written consent of Lender, no Borrower shall create or acquire any Subsidiary or own any Capital Stock in any Person.  In the event that Lender permits the foregoing, Lender may, in its reasonable discretion, require that such Person becomes a Borrower hereunder.

7.05         Guarantees. No Borrower shall become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future indebtedness of any kind of any other Person, except endorsements in the ordinary course of business of negotiable instruments for deposit or collection.

7.06         Investments.         Without Lender’s prior written consent, no Borrower shall make any Investments, except:

(a)           Investments consisting of cash or Cash Equivalents;

(b)           Investments consisting of Accounts and promissory notes created, acquired or made and trade credit extended in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c)           Investments consisting of Capital Stock, obligations, securities or other property received in settlement of Accounts from financially troubled obligors in the ordinary course of business;

(d)           Investments existing as of the Closing Date and set forth on Schedule 7.06 hereto;

(e)           Guarantees permitted by Section 7.05 hereof;

(f)            Investments in any other Borrower that is a Borrower prior to giving effect to such Investment; and

(g)           Investments permitted under Section 7.04.

7.07         Indebtedness.  Without Lender’s prior written consent, no Borrower shall create, incur or suffer to exist any Indebtedness (exclusive of trade debt) except (subject to compliance with Section 6.06 hereof):

(a)           Indebtedness to Lender;

(b)           Indebtedness specifically identified on Schedule 7.07 hereto;

(c)           Indebtedness constituting purchase money indebtedness for financing of capital expenditures or a Capital Lease so long as such Indebtedness is secured only by a security interest in the equipment being financed, and so long as such Indebtedness does not cause, or result in, an Event of Default or Unmatured Event of Default;

(d)           Indebtedness of any Borrower to any other Borrower;

(e)           Indebtedness constituting Subordinated Debt;

(f)            Indebtedness existing under the JHA Loan Documents;

(g)           Indebtedness incurred to finance the design and construction of a new emergency room and related facilities;

(h)           Indebtedness issued pursuant to the Plan of Reorganization, in an amount not to exceed $4,000,000; and

(i)            Indebtedness that refinances any Indebtedness permitted under Sections 7.07(f) or 7.07(g) (the “Refinanced Indebtedness”) so long as (i) such Refinanced Indebtedness does not exceed the original principal amount of the Indebtedness it refinances on the date of its incurrence, (ii) no Event of Default has occurred and is continuing, and (iii) Borrowers are in pro forma compliance for the twelve (12) month period immediately preceding the refinancing with the financial covenants set forth in Section 6.06 after giving effect to such Refinanced Indebtedness.

7.08         Loans to Other Persons. No Borrower shall make or be permitted to have outstanding any loans, advances or extensions of credit to any Person (other than as permitted under Section 7.06(f)). Borrowers may make intercompany loans to other Borrowers pursuant to Section 7.06(f), but such loans shall be documented prior to the disbursement of the loan proceeds with such promissory notes, loan agreements and collateral documents as Lender may require in its sole discretion.

7.09         Change in Ownership/Management. No Borrower shall permit Prospect Hospital Advisory Services, Inc. to at any time own, legally or beneficially, less than fifty-one percent (51%) of the aggregate voting interest of all classes of Capital Stock of such Borrower entitled to vote generally. No Borrower shall replace its chief executive officer unless a replacement acceptable to Lender is employed within ninety (90) days of any termination.

7.10         Subordinated Debt Payments. No Borrower shall make (i) any payment in contravention of the terms and conditions of the Subordination Agreements or (ii) any payment pursuant to any management agreement, or any similar agreement, if an Event of Default or Unmatured Event of Default has occurred and is continuing or if such payment would cause an Event of Default or Unmatured Event of Default.

7.11         Distributions. Borrowers shall not declare or pay or make any forms of Distributions to its Shareholders, Affiliates, officers or directors or their respective successors or assigns, nor may any Borrower declare to pay or make any form of Distribution, except to the extent that a Distribution can be made without causing an Event of Default or an Unmatured Event of Default and only so long as no Event of Default has occurred and is continuing.

7.12         No Change in Business. No Borrower shall engage in any line of business which has not been disclosed in writing to Lender prior to the date hereof without Lender’s prior written consent.

ARTICLE 8

DEFAULT

8.01         Events of Default. Each of the following events shall constitute an event of default (“Event of Default”) and Lender shall thereupon have the option to declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.01(i), (j), (k), (l), (q) or (x) shall automatically cause an acceleration of the Obligations without notice or demand):

(a)           Payments. if Borrowers fail to make any payment of principal, interest, or any other charges, fees, Expenses or other monetary obligations owing to Lender, arising out of or incurred in connection with this Agreement on the date when such payment is due and payable and such failure continues for a period of one (1) Business Day; provided, however, that the one (1) Business Day grace period shall not be applicable if such payments are due and payable due to maturity, acceleration or demand, whether following an Event of Default or otherwise;

(b)           Particular Covenant Defaults. if any Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement or any other Loan Document not otherwise described in this Section 8.01, and such failure continues for a period of ten (10) Business Days after the earlier of a Borrower becoming aware of such failure or a Borrower receiving written notice of such failure;

(c)           Financial Information. if any statement, report, financial statement, or certificate made or delivered by a Borrower or any of their officers, employees or agents, to Lender is not true and correct, in all material respects, when made;

(d)           Uninsured Loss. if there shall occur any uninsured damage to or loss, theft, or destruction in excess of $100,000.00 with respect to any portion of any Borrower’s Property;

(e)           Warranties or Representations. if any warranty, representation or other statement by or on behalf of Borrowers, or any of them, contained in or pursuant to this Agreement, any Loan Document, or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made;

(f)            Agreements with Others. if Borrowers, or any of them, shall default beyond any grace period under any agreement with respect to any Indebtedness or Subordinated Debt and (i) such default consists of the failure to pay any principal, premium or interest with respect to such Indebtedness or (ii) such default consists of the failure to perform any covenant or agreement with respect to such Indebtedness, if the effect of such default is to cause or permit such Indebtedness to become due prior to its maturity date or prior to its regularly scheduled date of payment;

(g)           Other Agreements with Lender.

(i)            the occurrence of any default or event of default (after giving effect to any applicable grace cure period) under any of the other Loan Documents;

(ii)           any of the other Loan Documents ceases to be valid, binding and enforceable in accordance with its terms; and

(iii)          Borrowers, or any of them, breach or violate the terms of, or if a default or an event of default, occurs under, any other existing or future agreement (related or unrelated) between or among Borrowers, or any of them and Lender, including, without limitation, any lease agreements or finance agreements with any affiliate of Lender;

(h)           Judgments. if any final judgment for the payment of money in excess of $100,000.00 shall be rendered against Borrowers, or any of them, which is not fully and unconditionally covered by insurance (such coverage to be acknowledged by a financially sound and reputable insurance company in writing) or an appeal bond, or for which such Person has not established a cash or cash equivalent reserve in the amount of such judgment each in the form, substance and amount satisfactory to Lender in its reasonable discretion;

(i)            Assignment for Benefit of Creditors, etc. if Borrowers, or any of them, call a meeting of the creditors of any Borrower for the purpose of compromising such Borrower’s debts or obligations, or make or propose an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by any Borrower which might materially and adversely affect such Person;

(j)            Bankruptcy, Dissolution, etc. upon the commencement of any action for the bankruptcy, insolvency, receivership, assignment for the benefit of creditors, dissolution or liquidation, or similar proceeding under any federal or state law, of Borrowers, or any of them, or the commencement of any proceeding to avoid any transaction entered into by Borrowers, or any of them, or the commencement of any case or proceeding for reorganization or liquidation of Borrowers’, or any of their debts under the United States Bankruptcy Code or any other state or federal law now or hereafter enacted for the relief of debtors, whether instituted by or against any Borrower; provided, however, that Borrowers shall have ten (10) days to contest such proceeding and thirty (30) days from the commencement of the action to obtain the dismissal or discharge of involuntary proceedings filed against a Borrower, it being understood that during such ten (10) and thirty (30) day periods, respectively, Lender shall be not obligated to make Revolving Loans hereunder and Lender may seek adequate protection, stay relief, right to setoff or recoupment, and/or any other right or remedy deemed necessary in the sole discretion of Lender in any bankruptcy proceeding;

(k)           Receiver.  upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for Borrowers, or any of them, or for any of any such Borrower’s Property;

(l)            Execution Process, Seizure, etc.  the issuance of any execution or distraint process against any Borrower, or any of them, or any Property of any such Borrower is seized by any governmental entity, federal, state or local;

(m)          Termination of Business. if Borrowers, or any of them, cease any material portion of their business operations as presently conducted or any Borrower fails to generally meet its debts as those debts mature;

(n)           Plans, etc. any Borrower or ERISA Affiliate shall (i) engage in any “prohibited transaction” as defined in ERISA, (ii) incur any “accumulated funding deficiency” as defined in ERISA, (iii) incur any “reportable event” as defined in ERISA, (iv) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (v) become subject to the assertion of a material claim (other than routine claims for benefits) against any “plan” (as defined in ERISA) or against any Borrower or ERISA Affiliate in connection with any such plan, (vi) receive from the Internal Revenue Service notice of the failure of any “plan” (as defined in ERISA) intended to be qualified under Section 401(a) of the Code to qualify under such section or (vii) the imposition of any liability under

Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or ERISA Affiliate, and with respect to this Section 8.01(n), such event or condition either (i) remains uncured for a period of thirty (30) days from date of occurrence or (ii) could, in Lender’s reasonable business judgment, subject any Borrower to any tax, penalty or other liability having a Material Adverse Effect;

(o)           Investigations. any indication or evidence received by Lender that reasonably leads it to believe Borrowers, or any of them, may have directly or indirectly been engaged in any type of activity which would be reasonably likely to result in the forfeiture of any Property of Borrowers, or any of them, to any Governmental Authority, which would reasonably be expected to have a Material Adverse Effect;

(p)           Material Adverse Events.

(i)            Lender reasonably determines that an event which adversely affects the collectability of a material portion of the Accounts has occurred; or

(ii)           a Material Adverse Effect has occurred;

(q)           Lockbox Instructions. any instruction or agreement regarding the Commercial Lockbox or the Government Lockbox or the bank accounts related thereto, including the Depository Agreements and any standing transfer instructions, is amended or terminated without the written consent of Lender, or if any Borrower fails, within one (1) Business Day of receipt, to forward Collections it receives with respect to any Accounts to the Commercial Lockbox or the Government Lockbox, as the case may be;

(r)            Modification of Subordinated Debt. Borrowers (or any of them) shall modify the terms or provisions of any agreement, instrument or other document relating to any Subordinated Debt without Lender’s prior written consent, unless such modification is permitted by the applicable Subordination Agreement;

(s)           Change in Ownership/Management. any Borrower fails to perform, comply with or observe the covenants and undertakings contained in Section 7.09 hereof;

(t)            Restraint on Business. any Borrower shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it at any of the Healthcare Facilities in any manner that has or could reasonably be expected to have or result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree, ordinance, or order of any court of competent jurisdiction, Governmental Authority, or municipality;

(u)           Revocation of Permits.  a Governmental Authority shall have revoked any material Permit, including any license, permit, certificate or Medicaid or Medicare qualification pertaining to any Healthcare Facility, regardless of whether such material Permit was held by or originally issued for the benefit of any Borrower;

(v)           Taxes. If Borrowers fail to pay any obligation related to any Taxes no later than the date that such obligations become due and payable, unless the Borrowers are challenging the Taxes in good faith and are maintaining adequate reserves;

(w)          CMS Claims.  If (i) CMS asserts a CMS Claim in an amount that exceeds Excess Availability and is not approved by CMS for repayment under an extended repayment plan, or (ii) Borrowers enter into a settlement agreement and/or extended repayment plan with CMS that would result in Borrowers’ violating the Fixed Charge Coverage Ratio calculated as of the prior quarter-end on a pro forma basis, assuming that payments due under any such settlement agreement and/or extended repayment plan in the following 12 month period shall be deemed paid in the prior 12 month period.

8.02         Cure. Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder beyond any cure period specifically provided in this Agreement.

8.03         Rights and Remedies on Default.

(a)           In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence of an Event of Default, Lender may, in its discretion, charge Borrowers’ Default Rate on all then outstanding or thereafter incurred Obligations and/or withhold or cease making Revolving Loans under the Credit Facility, unless such Event of Default is cured to Lender’s satisfaction or waived in accordance herewith.

(b)           In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, in its discretion, upon or at any time after the occurrence of an Event of Default, terminate the Credit Facility (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.01(i), (j), (k) or (q) hereof shall automatically cause a termination of the Credit Facility without notice or demand).

(c)           The Lender will be entitled to take any and all actions to enforce its claims against Borrowers to recover the balance of the Indebtedness then due, including, without limitation, being entitled to pursue all remedies provided for by law, equity, or otherwise, and to exercise the warrants of attorney to confess judgment against Borrowers, or any of them, contained in this Agreement or the other Loan Documents;

(d)           The Lender will be entitled to take any and all actions permitted by this Agreement, the other Loan Documents, and/or by law, equity or otherwise;

(e)           In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, upon or at any time after the occurrence of an Event of Default, exercise all rights under the UCC and any other applicable law or in equity, by contract or otherwise, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

(i)            Subject to all applicable laws and regulations governing payment of Medicare and Medicaid receivables, the right to “take possession” of or foreclose on the Collateral (including removing from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files, and any receptacles or cabinets containing same, relating to the Accounts) by any available judicial procedure, or without judicial process, and to enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same, and notify all Obligors of Lender’s security interest in the Collateral and require payment under the Accounts to be made directly to Lender and Lender may, in its own name or in the name of the applicable Borrower, exercise all rights of a secured party with respect to the Collateral and collect, sue for and receive payment on all Accounts, and settle, compromise and adjust the same on any terms as may be satisfactory to Lender, in its sole and absolute discretion for any reason or without reason and Lender may do all of the foregoing with or without judicial process (including, without limitation, notifying the United States postal authorities to redirect mail addressed to Borrowers, or any of them, to an address designated by Lender) and may use, at Borrowers’ expense, such of the Borrowers’ personnel, supplies or space as may be necessary to manage such Accounts;

(ii)           Require Borrowers, at Borrowers’ expense, to assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender, which may include providing Lender or any entity designated by Lender with access (either remote or direct) to Borrowers’ information system for purposes of monitoring, posting payments and rebilling Accounts to the extent deemed desirable by Lender in its sole discretion;

(iii)          The right to reduce or modify the Revolving Loan Commitment, Borrowing Base or any portion thereof or the Advance Rates or to modify the terms and conditions upon which Lender may be willing to consider making Revolving Loans under the Credit Facility or to take additional Reserves in the Borrowing Base for any reason; or

(iv)          The right to sell, assign and deliver all or any part of the Collateral, in the name of the Borrowers (or any of them) or Lender, or in the name of such other party as Lender may designate, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at Lender’s sole discretion, with or without warranties or representations (including warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as Lender in its sole discretion may deem advisable, and Lender may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Borrowers.

(f)            Borrowers hereby agree that a notice received by them at least ten (10) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrowers. Each Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral.

8.04         [Reserved]

8.05         Nature of Remedies. All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrowers, or any of them, at any time, under any agreement, with any available remedy and in any order.

8.06         Set-Off. Upon the occurrence of an Event of Default, Lender and/or any Affiliate of Lender and/or participant with Lender shall have and be deemed to have, without notice to Borrowers, the immediate right of set-off and may apply the funds or other amounts or Property thus set off against any of Borrowers’ Obligations hereunder.

8.07         Application of Proceeds. The net cash proceeds resulting from Lender’s exercise of any of Lenders rights pursuant to this Article 8 (after deducting all Expenses relating thereto) shall be applied by Lender to the payment of the Obligations as set forth in Section 2.08(b) hereof, and the Borrowers shall remain liable to Lender for any deficiencies, and Lender in turn agrees to remit to the Borrowers or their successors or assigns, any surplus resulting therefrom.

ARTICLE 9

MISCELLANEOUS

9.01         GOVERNING LAW. THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND SHALL BE CONSTRUED WITHOUT THE AID OF ANY CANON, CUSTOM OR RULE OF LAW REQUIRING CONSTRUCTION AGAINST THE DRAFTSMAN.

9.02         Integrated Agreement. The Revolving Note, the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.03         Waiver and Indemnity.

(a)           No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to any Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

(b)           Each Borrower releases and shall indemnify, defend and hold harmless Lender, and its respective officers, directors, employees, attorneys and agents (each, an “Indemnified Party”), of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, Expenses and reasonable legal fees) of any kind or nature, which at any time may be imposed on, incurred by, or asserted against any Indemnified Party, resulting from (i) acts or conduct of a Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) as a result of Lender’s exercise of (or failure to exercise) any of Lender’s rights and remedies hereunder, including (A) any sale or transfer of the Collateral, (B) the preservation, repair, maintenance, preparation for sale or securing of any Collateral, and (C) the defense of Lender’s interests in the Collateral (including the defense of claims brought by the Borrowers (or any of them) as a debtor-in-possession or otherwise, any secured or unsecured creditors of the Borrowers (or any of them), or any trustee or receiver in bankruptcy); (ii) as a result of any environmental pollution, hazardous material or environmental clean-up and the Borrowers’ off-site disposal practices; (iii) in connection with any regulatory investigation or proceeding by any regulatory authority or agency having jurisdiction over the Borrowers (or any of them); (iv) otherwise relating to or arising out of the transactions contemplated by this Agreement and the other Loan Documents, or any action taken (or failure to act) by any Indemnified Party with respect thereto; (v) any Borrower’s breach, or alleged breach, or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, and (vi) any Borrower’s failure, or alleged failure, to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees (including, without limitation, environmental laws, etc.), and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting from acts or conduct of Lender constituting willful misconduct or gross negligence, as finally determined by a court of competent jurisdiction. This indemnification shall survive the termination of this Agreement and the payment in full and satisfaction of the Obligations.

(c)           Lender shall not be liable for, and Borrowers hereby agree that Lender’s liability in the event of a breach by Lender of this Agreement shall be limited to Borrowers’ direct damages suffered and shall not extend to, any consequential or incidental damages. In the event Borrowers bring suit against Lender in connection with the transactions contemplated hereunder, and Lender is found not to be liable, Borrowers shall indemnify and hold Lender harmless from all costs and expenses, including attorneys’ fees, incurred by Lender in connection with such suit.

9.04         Time. Whenever Borrowers, or any of them, shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrowers’ performance under all provisions of this Agreement and all related agreements and documents.

9.05         Expenses of Lender.

(a)           At Closing and from time to time thereafter, Borrowers will pay all reasonable expenses of Lender on demand (including, without limitation, search costs, audit fees, appraisal fees, and the fees and expenses of legal counsel for Lender) relating to this Agreement, and all related agreements and documents, including, without limitation, expenses incurred in the analysis, negotiation, preparation, closing, administration and enforcement of this Agreement and the other Loan Documents, the enforcement, protection and defense of the rights of Lender in and to the Loans and Collateral or otherwise hereunder, and any reasonable expenses relating to extensions, amendments, waivers or consents pursuant to the provisions hereof, or any related agreements and documents or relating to agreements with other creditors, or termination of this Agreement (collectively, the “Expenses”). Any Expenses not paid upon demand by Lender shall bear interest at the highest per annum rate of interest applicable to the Loans.

(b)           In addition, at any time following the date of this Agreement, Borrowers effect any changes which results in a change in the format or sequence of Borrowers’ data, Borrowers shall pay to Lender its reasonable charge for implementing such changes as are necessary to accommodate the changes in the format or sequence of the data such that Lender’s accounts receivable monitoring system is capable of importing such data, including an hourly fee of $150.00.

9.06         Confidentiality. Except as provided in Section 9.19 hereof or to the extent required by law or applicable regulations, Borrowers and Lender agree to maintain the confidentiality of this Agreement and not to disclose the contents hereof or provide a copy hereof to any third party, except (i) disclosures made in the Bankruptcy Case, (ii) accountants, lawyers and financial advisers of the parties who are informed of and agree to be bound by this Section 9.06, and (iii) that copies hereof may be provided to any assignee or participant (or potential assignee or participant) of Lender’s interests herein, any investors or prospective investors who acquire or may acquire Securities backed by Accounts and any parties which facilitate the issuance of such Securities, including rating agencies, guarantors and insurers, who are informed of and agree to be bound by this Section 9.06. Lender agrees to maintain the confidentiality of patient information obtained as a result of its interests in, or duties with respect to, the Accounts and as otherwise may be required pursuant to the Business Associate Agreement.

9.07         Notices.

(a)           Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person or if sent by facsimile or by nationally recognized overnight courier, or via first class, certified or registered mail, postage prepaid, to the address of such party set forth on the signature pages hereof, unless such address is changed by written notice hereunder;

(b)           Any notice sent by Lender or Borrowers, or any of them, by any of the above methods shall be deemed to be given when so received; and

(c)           Lender shall be fully entitled to rely upon any facsimile transmission or other writing purported to be sent by any Authorized Officer (whether requesting a Revolving Loan or otherwise) as being genuine and authorized.

9.08         Brokerage. Borrowers represent that Borrowers have not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder or agent or other Person, each Borrower hereby indemnifies, defends and saves Lender harmless against such claim and further will defend, with counsel satisfactory to Lender, any action or actions to recover on such claim, at Borrowers’ own cost and expense, including Lender’s reasonable counsel fees. Each Borrower further agrees that until any such claim or demand is adjudicated in Lender’s favor, the amount demanded shall be deemed an Obligation of Borrowers under this Agreement.

9.09         Headings. The headings of any paragraph or section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.10         Survival. All warranties, representations, and covenants made by any or all Borrowers and/herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Revolving Note, regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrowers hereunder. Except as otherwise expressly provided herein, all covenants made by any or all Borrowers hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full.

9.11         Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. No Borrower may transfer, assign or delegate any of its duties or obligations hereunder.

9.12         Duplicate Originals. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.

9.13         Modification. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrowers and Lender.

9.14         Signatories. Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

9.15         Third Parties. No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of any Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of any Borrower’s duty of performance, including, without limitation, such Borrower’s duties under any account or contract with any other Person.

9.16         Waivers.

(a)           Borrowers hereby waive diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment, intent to accelerate and acceleration. Borrowers each hereby irrevocably, unconditionally and fully subordinate in favor of Lender, any and all rights they or any of them, may have at any time (whether arising directly or indirectly, by operation of law or contract) to assert or receive payment on any claim against each other or any of them, on account of payments made under this Agreement, including, without limitation, any and all rights of subrogation, reimbursement, exoneration, contribution or indemnity. Each Borrower waives any event or circumstances which might constitute a legal or equitable defense of, or discharge of, such Borrower. Furthermore, each Borrower agrees that if any payment on the Obligations is recovered from or repaid by Lender in whole or in part in any bankruptcy, insolvency or similar proceeding instituted by or against any Borrower, the remaining Borrowers and/shall be obligated to the same extent as if the recovered or repaid payment had never been originally made on such Obligation. Each Borrower consents and agrees that Lender shall be under no obligation to marshal any assets or Collateral in favor of such Borrower or against or in payment of any or all of the Obligations.

(b)           Each Borrower hereby consents and agrees that Lender, at any time or from time to time in its discretion may: (i) settle, compromise or grant releases for liabilities of other Borrowers, and/or any other Person or Persons liable for any Obligations, (ii) exchange, release, surrender, sell, subordinate or compromise any Collateral of any party now or hereafter securing any of the Obligations, and (iii) following an Event of Default, apply any and all payments received at any time against the Obligations in any order as Lender may determine; all of the foregoing in such manner and upon such terms as Lender may see fit, without notice to or further consent from such Borrower who hereby agrees and shall remain bound upon this Agreement notwithstanding any such action on Lender’s part.

(c)           The liability of each Borrower hereunder is absolute and unconditional and shall not be reduced, impaired or affected in any way by reason of (i) any failure to obtain, retain or preserve, or the lack of prior enforcement of, any rights against any Person or Persons (including other Borrowers), or in any Property, (ii) the invalidity or unenforceability of any Obligations or rights in any Collateral, (iii) any delay in making demand upon other Borrowers or any delay in enforcing, or any failure to enforce, any rights against other Borrowers or in any Collateral even if such rights are thereby lost, (iv) any failure, neglect or omission to obtain, perfect or retain any lien upon, protect, exercise rights against, or realize on, any Property of any Borrower, or any other party securing the Obligations, (v) the existence or nonexistence of any defenses which may be available to the other Borrowers with respect to the Obligations, or (vi) the commencement of any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case filed by or against any Borrower.

9.17         CONSENT TO JURISDICTION. EACH BORROWER AND LENDER HEREBY IRREVOCABLY CONSENT TO THE NONEXCLUSIVE JURISDICTION OF, AND VENUE IN, ANY STATE OR FEDERAL COURT LOCATED IN THE COMMONWEALTH OF PENNSYLVANIA IN ANY AND ALL ACTIONS AND PROCEEDINGS WHETHER ARISING HEREUNDER OR UNDER ANY OTHER AGREEMENT OR UNDERTAKING. BORROWERS WAIVE ANY OBJECTION TO IMPROPER VENUE AND FORUM NON-CONVENIENS TO PROCEEDINGS IN ANY SUCH COURT OR COURTS AND ALL RIGHTS TO TRANSFER FOR ANY REASON. EACH BORROWER IRREVOCABLY AGREES TO SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO THE ADDRESS OF THE APPROPRIATE PARTY SET FORTH HEREIN.

9.18         WAIVER OF JURY TRIAL. EACH BORROWER AND LENDER HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST LENDER WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS, WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.19         Publication. Borrowers grant Lender the right to publish and/or advertise information to the effect that this transaction has closed, which information may include, without limit, (a) the names of Borrowers and Lender, (b) the size of the transaction and (c) those items of information commonly included within a “tombstone advertisement” of the type customarily published in financial or business periodicals.

9.20         Discharge of Taxes, Borrowers’ Obligations, Etc. Lender, in its reasonable discretion, shall have the right at any time, and from time to time, with prior notice to Borrowers, if Borrowers fail to do so five (5) Business Days after requested in writing to do so by Lender, to: (a) pay for the performance of any of Borrowers’ Obligations hereunder, and (b) discharge taxes or liens, at any time levied or placed on any of Borrowers’ Property in violation of this Agreement unless Borrowers are in good faith with due diligence by appropriate proceedings contesting such taxes or liens and have established appropriate reserves therefor under GAAP. Expenses and advances shall be deemed Revolving Loans hereunder and shall be deemed Revolving Loans hereunder and shall bear interest at the highest rate applied to the Loans until reimbursed to Lender. Such payments and advances made by Lender shall not be construed as a waiver by Lender of an Event of Default under this Agreement.

9.21         Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any party’s obligations hereunder, the other party may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining the cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement.

9.22         Assignment or Syndication by Lender. Lender may, at its sole discretion, assign in whole or in part any and all of its rights and/or obligations herein to any other person (other than Prime), including but not limited to any assignment by Lender to an Affiliate of Lender or any assignment in part or in whole of its rights herein to another party (other than Prime) as collateral security for Lender’s obligation(s) to such other party.

9.23         Severability. If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

9.24         Authority.  Without limiting the powers granted to Lender in Section 8.03 hereof, if an Event of Default shall have occurred, the Borrowers hereby authorize Lender, or any person or agent which Lender may designate, at the Borrowers’ cost and expense, to exercise all of the following powers, which authority shall be irrevocable until the termination of this Agreement and the full and final payment and satisfaction of the Obligations to: (a) receive, take, endorse, sign, assign and deliver, all in the name of Lender or the Borrowers (or any of them), any and all checks, notes, drafts, and other documents or instruments relating to the Collateral; (b) receive, open and dispose of all mail addressed to the Borrowers (or any of them), and to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (c) request from customers indebted on Accounts at any time, in the name of Lender, information concerning the amounts owing on the Accounts; (d) request from customers indebted on Accounts at any time, in the name of the Borrowers (or any of them), any certified public accountant designated by Lender or any other designee of Lender, information concerning the amounts owing on the Accounts; (e) transmit to customers indebted on Accounts notice of Lender’s interest therein and to notify customers indebted on Accounts to make payment directly to Lender for the Borrowers’ account (subject to all applicable laws and regulations governing payment of Medicare and Medicaid receivables); and/or (f)

take or bring, in the name of Lender or the Borrowers (or any of them), all steps, actions, suits or proceedings deemed by Lender necessary or desirable to enforce or effect collection of the Accounts.

9.25         Usury Limit.   In no event shall the Borrowers, upon demand by Lender for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, Lender shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under Applicable Law. If Lender ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such. If as a result, the entire principal amount of the Obligations is paid in full, any remaining excess shall be refunded to Borrowers. This Section 9.25 shall control every other provision of this Agreement, the other Loan Documents and any other agreement made in connection herewith.

9.26         Termination.  Except as otherwise provided in Article 8 hereof, Lender may terminate this Agreement only as of the Maturity Date. Borrowers, or any one of them, may terminate this Agreement at any time prior to the Maturity Date only in accordance with the terms of Section 2.03(c). A termination by one Borrower shall be deemed to be a termination by all Borrowers.

ARTICLE 10

SPECIAL INTER-BORROWER PROVISIONS

10.01       Certain Borrower Acknowledgments and Agreements.

(a)           Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including, without limitation, their ability to receive the Credit Facility on favorable terms granted by this Agreement and other Loan Documents which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the Credit Facility which each Borrower may utilize directly and which receive the credit support of the other Borrowers as contemplated by this Agreement and the other Loan Documents.

(b)           Lender has advised Borrowers that it is unwilling to enter into this Agreement and the other Loan Documents and make available the Credit Facility extended hereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each Borrower under this Agreement and other Loan Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce Lender to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to each Borrower of the Credit Facility, the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower may engage in transactions jointly with other Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth.

(c)           Each Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the other Loan Documents (including, without limitation, the inter-Borrower arrangement set forth in this Section 10.01) will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its Property at a fair valuation, that such Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section 10.01) is reasonably equivalent to the obligations undertaken pursuant hereto.

(d)           Borrower Representative (on behalf of each Borrower) shall maintain records specifying (i) all Obligations incurred by each Borrower, (ii) the date of such incurrence, (iii) the date and amount of any payments made in respect of such Obligations and (iv) all inter-Borrower obligations pursuant to this Section 10. Borrower Representative shall make copies of such records available to Lender, upon request.

10.02       Maximum Amount of Joint and Several Liability.  Notwithstanding any provisions of this Agreement to the contrary, it is the intent of the parties hereto that the primary and secondary nature of the liabilities of the Borrowers, and the security interests granted by the Borrowers to secure the Obligations directly incurred by any Borrower not constitute a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended, or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance, fraudulent transfer or similar law of any state, nation or other governmental unit, as in effect from time to time or otherwise be rendered invalid or unenforceable due to the nature of the joint and several liability. Accordingly, Lender and Borrowers agree that if the Obligations of any Borrower, or any security interests granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a fraudulent conveyance or fraudulent transfer under Applicable Law, or would otherwise render such Borrower’s Obligations or the security interests granted herein invalid or unenforceable, the Obligations of such Borrower hereunder, as well as the security interests securing such Obligations, shall be valid and enforceable only to the maximum extent that would not cause such Obligations or security interests to constitute a fraudulent conveyance or fraudulent transfer under Applicable Law or otherwise result in such invalidity or unenforceability; provided however that each Borrower’s Obligations shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 10.02 were not a part of this Agreement.

10.03       Authorization of Borrower Representative by Borrowers.

(a)           Each of Borrowers hereby irrevocably authorizes Borrower Representative to give notices, make requests, make payments, receive payments and notices, give receipts and execute agreements, make agreements or take any other action whatever on behalf of such Borrower under and with respect to any Loan Document and each Borrower shall be bound thereby. This authorization is coupled with an interest and shall be irrevocable, and Lender may rely on any notice, request, information supplied by Borrower Representative, every document executed by Borrower Representative, every agreement made by Borrower Representative or other action taken by Borrower Representative in respect of Borrowers or any thereof as if the same were supplied, made or taken by any or all Borrowers. Without limiting the generality of the foregoing, the failure of one or more Borrowers to join in the execution of any writing in connection herewith shall not, unless the context clearly requires, relieve any such Borrower from obligations in respect of such writing.

(b)           Borrowers acknowledge that the credit provided hereunder is on terms more favorable than any Borrower acting alone would receive and that each Borrower benefits directly and indirectly from all Revolving Loans hereunder. Each of Borrowers, shall be jointly and severally liable for all Obligations, regardless of, inter alia, which Borrower requested (or received the proceeds of) a particular Revolving Loan.

10.04       Joint and Several Liability.        The Loans made to the Borrowers shall be deemed jointly funded to, and received by, all of the Borrowers. Each Borrower jointly and severally agrees to pay, and shall be joint and severally liable for the payment and performance of, all Obligations directly incurred by any other Borrower, regardless of whether such Borrower actually receives the proceeds of the indebtedness governed hereby or the benefit of any other extensions of credit hereunder. Each Borrower acknowledges and agrees that the joint and several liability of the Borrowers is provided as an inducement to Lender to provide loans and other financial accommodations to the Borrowers, and that each such Loan or other financial accommodation shall be deemed to have been done or extended by Lender in consideration of, and in reliance upon, the joint and several liability of the Borrowers. The joint and several liability of each Borrower hereunder is absolute, unconditional and continuing, regardless of the validity or enforceability of any of the Obligations, or the fact that a security interest or lien in any Collateral may not be enforceable or subject to equities or defenses or prior claims in favor of others, or may be invalid or defective in any way and for any reason. Each Borrower hereby waives: (a) all notices to which such Borrower may be entitled as a co-obligor with respect to the Obligations, including notice of (i) acceptance of this Agreement, (ii) the making of Loans or other financial accommodations under this Agreement, or the creation or existence of the Obligations, and (iii) presentment, demand, protest, notice of protest and notice of non-payment; and (b) all defenses based on (i) any modification (or series of modifications) of this Agreement, the other Loan Documents, that may create a substituted contract, or that may fundamentally alter the risks imposed on such Borrower hereunder, (ii) the release of any other Borrower from its duties this Agreement, the other Loan Documents, or the extension of the time of performance of any other Borrower’s duties hereunder or thereunder, (iii) the taking, releasing, impairment or abandonment of any Collateral, or the settlement, release or compromise of the Obligations or any other Borrower’s liabilities with respect to all or any portion of the Obligations, or (iv) any other act (or any failure to act) that fundamentally alters the risks imposed on such Borrower by virtue of its joint and several liability hereunder. It is the intent of each Borrower by this paragraph to waive any and all suretyship defenses available to such Borrower with respect to the Obligations, whether or not specifically enumerated above. Borrowers acknowledge that the credit provided hereunder is on terms more favorable than any Borrower acting alone would receive and that each Borrower benefits directly and indirectly from the Loans made hereunder. Each Borrower shall be jointly and severally liable for all Obligations regardless of, inter alia, which Borrower received proceeds of the Loans.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written

BORROWERS:

	Address for notices to Borrowers:	BROTMAN MEDICAL CENTER, INC.

Brotman Medical Center, Inc.
3828 Delmas Terrace
Culver City, CA 90231
	Attn: Michael Lane, Chief Restructuring Officer	By:	/s/ Stanley Otake
	Fax: (310) 202-4125	Name:	Stanley Otake
		Title:	Chief Executive Officer

LENDER:

	Address for notices to Lender:	GEMINO HEALTHCARE FINANCE, LLC

Gemino Healthcare Finance, LLC
	1 International Plaza, Suite 220	By:	/s/ Stacy L. Allen
	Philadelphia, PA 19113	Name:	Stacy L. Allen
	Attn: Tom Schneider	Title:	Vice President
Fax: (610) 870-5401

With a copy to (which shall not constitute notice):

Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville City Center
Nashville, TN 37219
Attn:	Robert L. Harris
J. Kevin Kidd
Fax: (615) 244-6804

Signature Page to Credit Agreement

ANNEX I

DEFINITIONS

“Account(s)” means (a) all of Borrowers’ present and future Accounts, Payment Intangibles, Instruments, Chattel Paper (including Electronic Chattel Paper) (all as defined in the UCC) and all other rights of each Borrower to receive payments including, without limitation, the third party reimbursable portion of accounts receivable owing to a Borrower arising out of the delivery by such Borrower of medical, surgical, diagnostic, treatment or other professional or medical or healthcare related services and/or the supply of goods related to any of such services (whether such services are supplied by a Borrower or a third party), including, without limitation all Health-Care-Insurance-Receivables (as defined in the UCC) and all other rights to reimbursement under any agreements with an Obligor, (b) all Accounts, General Intangibles, rights, remedies, guarantees, Supporting Obligations, Letter-of-Credit Rights, and security interests in respect of the foregoing and, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under this Agreement in respect of the foregoing, (c) all information and data compiled or derived by such Borrower in respect of such Accounts (other than any such information and data subject to legal restrictions of patient confidentiality), and (d) all Proceeds of any of the foregoing.

“Accounts Detail File” has the meaning set forth in Section 2.02(b) hereof.

“Advance Rate” means (a) seventy-five percent (75%), provided, however, that (i) if no Event of Default or Unmatured Event of Default has occurred on or prior to Lender’s receipt of the Officer’s Certificate delivered pursuant to Section 6.08 for the fiscal quarter ending September 30, 2009, the Advance Rate shall be increased to eighty percent (80%) as of the date such Officer’s Certificate is received; and (ii) if no Event of Default or Unmatured Event of Default has occurred on or prior to Lender’s receipt of the Officer’s Certificate delivered pursuant to Section 6.08 for the fiscal quarter ending December 31, 2009, the Advance Rate shall be increased to eighty-five (85%) as of the date such Officer’s Certificate is received; or (b) such other percentage(s) resulting from an adjustment pursuant to Section 2.01(e).

“Affiliate” means with respect to any Person (the “Specified Person”), (a) any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person, whether by way of equity ownership or through a management agreement and (b) any partner, director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of the Specified Person. For purposes of the preceding sentence, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, five percent (5%) or more of the Capital Stock of such Person. Notwithstanding the foregoing, Lender shall not be deemed to be an Affiliate of any Borrower or any Affiliate thereof.

“Applicable Law” shall mean, as to any Borrower or its assets, any law, ordinance, policy, manual provision, administrative guidance, statute, rule or regulation, or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Borrower or any of its assets, or to which such Borrower or any of its assets is subject.

“Authorized Officer” means any officer, member or partner of a Borrower authorized by specific resolution of Borrower to request Loans as set forth in the incumbency certificate referred to in Section 4.01(d) of this Agreement.

“Average Outstanding Balance” means an amount calculated each month equal to a fraction the numerator of which is equal to the sum of the outstanding balances of all Revolving Loans hereunder for each day of such month and the denominator of which is the number of actual days in such month.

“Bankruptcy Case” means Case number 07-19705 commenced by BMC under chapter 11 of title 11 of the United States Code in the Bankruptcy Court.

“Bankruptcy Court” means the United States Bankruptcy Court for the Central Division of California.

“Billing Date” means (a) the last Business Day of the week in which goods or the services giving rise to the corresponding Account were rendered or provided in the case of out- patient services and (b) the earlier of the discharge date or the regular monthly billing date for billing the respective Obligor, or if none, the last Business Day of a calendar month, in the case of inpatient services.

“Borrower Representative” shall mean Brotman Medical Center, Inc.

“Borrowing Base” means, at any date, an amount equal to the lesser of (a) the Revolving Loan Commitment, or (b) the product of (i) the applicable Advance Rate then in effect, times (ii) the Estimated Net Value of all Eligible Accounts as of such date, minus (iii) an amount equal to any Reserves, minus (iv) unposted cash.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which (a) the aggregate amount of all Revolving Loans outstanding as of such date exceeds (b) the Borrowing Base as of such date.

“Borrowing Base Excess” means, as of any date, the amount, if any, by which (a) the Borrowing Base as of such date exceeds (b) the aggregate amount of all Revolving Loans outstanding as of such date.

“Borrowing Base Report” has the meaning set forth in Section 2.02(b) hereof.

“Business Associate Agreement” means that certain Business Associate Agreement among Borrowers and Lender of even date herewith, as the same may be modified, amended, restated or replaced from time to time.

“Business Day” means any day other than a Saturday, Sunday or any day on which banking institutions in Philadelphia, Pennsylvania or New York City, New York are permitted or required by law, executive order or governmental decree to remain closed or a day on which Lender is closed for business.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such person.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, units, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means, as at any date:

(a)           securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition;

(b)           dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000.00 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Institution”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition;

(c)           commercial paper and variable or fixed rate notes issued by any Approved Institution (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition;

(d)           repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000.00 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations;

(e)           debt obligations issued by any domestic corporation or any domestic government instrumentality, in each case rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition; and

(f)            Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000.00 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (e).

“Closing” has the meaning set forth in Section 4.06 hereof.

“Closing Date” has the meaning set forth in Section 4.06 hereof.

“CMS” means the Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services and any successor thereof and any predecessor thereof, including the United States Health Care Financing Administration.

“CMS Claim” means any claim held by CMS against BMC in respect of potential overpayments made to BMC by CMS.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning set forth in Section 3.01 hereof.

“Collateral Monitoring Fee” has the meaning set forth in Section 2.03(e) hereof.

“Collections” means with respect to any Account, all cash collections on such Account.

“Collection Account” has the meaning set forth in Section 2.07(a) hereof.

“Commercial Lockbox” means a lockbox in the name of Lender (or a nominee of Lender) and maintained at the Lockbox Bank, or such other bank as is acceptable to Lender, to which Collections on all Accounts, other than Government Accounts, are sent.

“Commitment Fee” has the meaning set forth in Section 2.03(f) hereof.

“Concentration Limits” means the various financial tests, expressed as percentages of the then current ENV of all Eligible Accounts, described on Schedule 1 hereto as in effect from time to time.

“Contract” means an agreement by which an Obligor is obligated to pay for services rendered to patients of Borrower.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrowers, are treated as a single employer under Section 414 of the Code.

“Credit Facility” has the meaning set forth in Section 2.01(a) hereof.

“Creditor Trust” has the meaning ascribed to such term in the Plan of Reorganization.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default Rate” means three percent (3%) above the Interest Rate otherwise applicable on the Loans.

“Defaulted Account” means an Account as to which (a) the initial ENV has not been received in full as Collections within one hundred fifty (150) days of the Billing Date, or (b) Lender reasonably deems uncollectible because of the bankruptcy or insolvency of the Obligor or any other reason.

“Depository Agreement(s)” means those certain Depository Agreements entered into in connection with this Agreement among Borrowers, Lender and the Lockbox Bank, relating to the Commercial Lockbox and the Government Lockbox, as applicable.

“Distribution” means (a) dividends or other distributions on Capital Stock of a Borrower in cash, equity or any other form of consideration, including without limitation distributions for the payment of Taxes; (b) the redemption, repurchase or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock; and (c) loans made to any Shareholders, officers, directors and/or Affiliates of such Borrower.

“Download Date” has the meaning set forth in Section 2.02(b) hereof.

“EBITDAC” means the sum of net income plus interest expense, plus taxes, plus depreciation and amortization, plus consulting fee expense.

“Eligible Account” means an Account of a Borrower:

(a)           which is a liability of an Obligor which is (i) a commercial insurance company acceptable to Lender, organized under the laws of any jurisdiction in the United States, having its principal office in the United States, other than those listed on Schedule 1 hereto as ineligible, (ii) a Blue Cross/Blue Shield Plan other than those listed on Schedule 1 hereto as ineligible, (iii) Medicaid, (iv) an HMO, PPO, or an institutional Obligor acceptable to Lender or (v) any other type of obligor, not included in the categories of obligors listed in the foregoing clauses (i) - (iv), organized under the laws of any jurisdiction in the United States, having its principal office in the United States, and listed on Schedule 1 hereto as an eligible Obligor,

(b)           the Obligor of which is not an Affiliate of Borrower;

(c)           the Obligor of which has received a letter substantially in the form of Exhibit 4.02(c), (in the case of all Accounts other than Government Accounts), or a letter substantially in the form of Exhibit 4.02(d) (in the case of all Government Accounts);

(d)           in an amount, as relating to an individual patient, not less than $5.00 nor more than $250,000.00, denominated and payable in dollars in the United States;

(e)           as to which the representations and warranties of Section 5.21 hereof are true;

(f)            which, if such Account is in the form of a cost report receivable owing from any governmental agency, Lender has agreed to include it in the Borrowing Base;

(g)           which (i) does not arise from the delivery of cosmetic surgery services, (ii) is not a workers’ compensation claim (unless the Obligor on such Account is a type of Obligor permitted pursuant to clause (a) of this definition), (iii) does not arise from any services delivered for injury sustained in a motor vehicle accident (unless the Obligor on such Account is a type of Obligor permitted pursuant to clause (a) of this definition) and (iv) is not an Individual Payor Account;

(h)           which is not outstanding more than (i) one hundred fifty (150) days past the discharge date of the patient in the case of Accounts that have been billed, and (ii) thirty (30) days past the date the corresponding services and/or goods were provided in the case of Accounts that have not been billed; provided however that in no event may the Account be outstanding more than one hundred eighty (180) days past the date the corresponding services and/or goods were provided;

(i)            the Obligor on which does not have fifty percent (50%) or more of its Accounts owing to Borrowers constituting Defaulted Accounts;

(j)            to the extent such Account does not include late charges or finance charges;

(k)           which is not subject to a dispute between the Obligor and applicable Borrower;

(l)            which is not an Account for Health Net Medicare Advantage enrollees, which gets paid into the Risk Pool Account; and

(m)          which complies with such other criteria and requirements as may be specified from time to time by Lender in its reasonable discretion.

“Emergency Room Account” means any account established, or to be established, by Borrower pursuant to the JHA Loan Documents at a financial institution approved by JHA West 16, LLC to reserve for all soft and hard costs of design and construction of the new emergency room facility as required by the JHA Loan Documents.

“Environmental Laws” means, collectively, any local, state or federal law, rule or regulation or common law duty pertaining to the environment, natural resources, pollution, health (including any environmental clean up statutes and all regulations adopted by any local, state, federal or other governmental authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Sections 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Escrow Accounts” means any account established, or to be established, by Borrower with Old Republic Title Company in connection with the JHA Loan Documents.

“Estimated Net Value” or “ENV” means on any date of calculation with respect to any Account an amount equal to the anticipated cash collections as calculated by Lender in its reasonable discretion, except that if Lender determines in its reasonable discretion that all Obligor payments with respect to an Account have been made or if an Account has become a Defaulted Account, the ENV of such Account shall be zero.

“Event of Default” has the meaning set forth in Section 8.01 hereof.

“Excess Availability” means, as of any date, the amount, if any, by which (a) the Borrowing Base as of such date exceeds (b) the greater of (i) the aggregate amount of all Revolving Loans outstanding as of such date and (ii) the Minimum Balance.

“Excluded Deposit Accounts” means Borrowers’ Emergency Room Account, Reserve Accounts, Tax and Insurance Deposit Accounts and Escrow Accounts, the Risk Pool Account and the Letter of Credit Account.

“Expenses” has the meaning set forth in Section 9.05(a) hereof.

“Fixed Charge Coverage Ratio” means the ratio of (a) EBITDAC, to (b) the sum of (i) the current portion of any long-term Indebtedness, plus (ii) the current portion of lease payments under capitalized leases, plus (iii) cash interest paid, plus (iv) income taxes paid, plus (v) any unfinanced capital expenditures paid in cash by Borrower, plus (vi) any Distributions paid in cash, plus (vii) any management fees (including without limitation the Prospect Consulting Fee) paid, plus (viii) current portion of any amount due to CMS under any extended repayment plan in connection with any CMS Claim, in accordance with generally accepted accounting principles consistently applied, on a rolling four quarter basis; provided, however, that such calculation as of the fiscal quarter ending June 30, 2009 shall be for the most recent fiscal quarterly period ending on such date on a cumulative, annualized basis; such calculation for the fiscal quarter ending September 30, 2009 shall be for the two (2) most recent fiscal quarterly periods ending on such date on a cumulative, annualized basis and such calculation for the fiscal quarter ending December 31, 2009 shall be for the three (3) most recent fiscal quarterly periods ending on such date on a cumulative, annualized basis.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations for borrowed money, whether current or long-term (including the Obligations, the Subordinated Debt) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all purchase money indebtedness;

(c)           the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)           the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e)           all obligations in respect of the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business);

(f)            all indebtedness in respect of Capital Leases;

(g)           all preferred stock or other equity interests providing for mandatory redemptions, sinking fund or like payments prior to the Maturity Date;

(h)           all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; and

(i)            all guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person.

“Funding Date” has the meaning set forth in Section 2.02(a) hereof.

“GAAP” means generally accepted accounting principles, consistently applied.

“Government Accounts” means Accounts on which any federal or state governmental unit or any intermediary for federal or state governmental unit is the Obligor.

“Government Lockbox” means a lockbox and/or deposit account in the name of Borrower(s) maintained at the Lockbox Bank, or such other bank as is acceptable to Lender, to which Collections on all Government Accounts are sent.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other person owned or controlled (through Capital Stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Hazardous Substances” means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.

“Healthcare Facility” or “Healthcare Facilities”, as applicable, shall mean any one or more of the hospitals and other healthcare facilities operated by a Borrower, including the healthcare facilities described on Schedule 5.03 hereto.

“Healthcare Laws” shall mean: (a) any and all federal, state and local fraud and abuse laws, including (i) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), (ii) the Stark Law (42 U.S.C. § 1395nn and §1395(q)), (iii) the civil False Claims Act (31 U.S.C. § 3729 et seq.), (iv) Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, and (v) the regulations promulgated pursuant to such statutes; (b) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the regulations promulgated pursuant thereto; (c) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated pursuant thereto; (d) laws, rules and regulations governing Medicare and Medicaid; (e) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated pursuant thereto; (f) quality, safety, life safety, and accreditation standards and requirements of all applicable state laws or regulatory bodies; (g) any Applicable Law relating to the Borrowers’ ownership, management, or operation of a healthcare facility or business, or assets used in connection therewith; (h) any Applicable Law relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by any Borrower; and (i) any and all other applicable healthcare laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (h) as may be amended from time to time.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all Funded Indebtedness; and

(b)           all guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person.

“Indemnified Party” has the meaning set forth in Section 9.03(b) hereof.

“Individual Payor Account” means an Account owing by an Obligor who is the individual patient or Person who received the goods or services rendered.

“Initial Term” has the meaning set forth in Section 2.01(d) hereof.

“Interest Rate” and “Interest Rates” has the meaning set forth in Section 2.03(a) hereof.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, or (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person. For purposes of determining covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“JHA Loan Documents” means (i) that certain Loan Agreement between BMC and JHA West 16 LLC and any and all documents, instruments or agreements required or delivered in connection with the transaction contemplated therein and (ii) that certain Loan Agreement between BMC and JHA East 7 LLC and any and all documents, instruments or agreements required or delivered in connection with the transaction contemplated therein.

“JHA Loans” means any and all credit facilities, loans or advances in connection with (i) that certain Loan Agreement between BMC and JHA West 16 LLC or (ii) that certain Loan Agreement between BMC and JHA East 7 LLC.

“JHA Maturity Date” means the earlier of (i) the date of termination or payoff of the credit facility described in that certain Loan Agreement between BMC and JHA West 16 LLC as contemplated by the Plan of Reorganization (other than upon exercise by JHA West 16 LLC of its option to acquire property in satisfaction of debt or any refinancing thereof permitted by Section 7.07(i) hereof), and (ii) the termination or payoff of the credit facility described in that certain Loan Agreement between BMC and JHA East 7 LLC as contemplated by the Plan of Reorganization of BMC (other than any refinancing thereof permitted by Section 7.07(i) hereof).

“Letter of Credit Account” means that certain deposit account at Wells Fargo Bank securing BMC’s workers’ compensation insurance arrangements.

“LIBOR Rate” means an annual rate equal to the greater of (i) four percent (4.0%) per annum or (ii) as a reference rate, the annual rate reported as the London Interbank Offer Rate applicable to thirty (30) day deposits of United States dollars as reported in the Money Rates Section of The Wall Street Journal on the date of determination. If The Wall Street Journal is not published on such Business Day or does not report such reference rate, such reference rate shall be as reported by such other publication or source as Lender may select.

“Loan(s)” means collectively the Revolving Loans, and each may also be referred to as a “Loan”.

“Loan Documents” means this Agreement, the Revolving Note, the Business Associate Agreement, the Depository Agreements, and all agreements relating to the Government Lockbox and the Commercial Lockbox, all financing statements, the Subordination Agreement(s), the Perfection Certificate, the Negative Pledge Agreement and any other agreements, instruments, documents and certificates delivered in connection with this Agreement.

“Loan Request” has the meaning set forth in Section 2.02(c) hereof.

“Lockbox Bank” means Citizens Bank of Pennsylvania or such other bank that is acceptable to Lender.

“Material Adverse Effect” shall mean a material adverse affect upon, or a material adverse change in, any of (a) the financial condition, operations, business, Property or prospects of Borrowers, taken as a whole; (b) the ability of Borrowers to perform their Obligations; (c) the legality, validity or enforceability of any Loan

Document; (d) the perfection or priority of the liens of Lender granted under the Loan Documents or the rights and remedies of Lender under the Loan Documents; or (e) the condition or value of any portion of the Collateral as defined herein (other than market fluctuations in the values of such Collateral); (f) the use or scope of any Permit or (g) the continued participation or the ability to accept or bill for goods or services in the Medicaid, Medicare or other government reimbursement programs by any Borrower.

“Maturity Date” has the meaning set forth in Section 2.01(d) hereof.

“Maximum Credit Limit” means an amount, from time to time, equal to the Revolving Loan Commitment, not to exceed at any time Six Million and No/Dollars ($6,000,000.00) in the aggregate.

“Maximum Loan Turn Days” means a number of days calculated as follows: (i) the result of (a) the average outstanding balance of the Revolving Loans for the trailing three (3) month period ending on the calculation date divided by (b) the average monthly cash collections for the trailing three (3) month period ending on the calculation date, multiplied by (ii) thirty (30).

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et. seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et. seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negative Pledge Agreement” means the Negative Pledge Agreement, dated as of the date hereof, between Prospect Hospital Advisory Services, Inc. and Lender.

“Obligations” means all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to Lender, by or from Borrowers, or any of them, whether arising out of this Agreement or any other Loan Document or otherwise, including, without limitation, all obligations to repay principal of and interest on all the Loans, and to pay interest, fees, costs, charges, Expenses, professional fees, and all sums chargeable to Borrowers, or any of them, under the Loan Documents, whether or not evidenced by any note or other instrument.

“Obligor” means the party primarily obligated to pay an Account.

“Organizational Documents” means, (a) with respect to any corporation, the, charter, certificate or articles of incorporation and the bylaws (or equivalent or comparable constituent documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Participation Agreements” has the meaning set forth in Section 5.03(d)(ii) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Perfection Certificate” means that certain Perfection Certificate, in form and substance satisfactory to Lender, entered into by Borrowers as of the date hereof.

“Permit” shall mean any permit, approval, authorization, license, accreditation, certification, provider or supplier number, registration, certificate of authority, certificate of need, certificate of reimbursement, variance, qualification, filing or consent required under any Applicable Law.

“Permitted Liens” has the meaning set forth in Section 5.06 hereof.

“Person” means any individual, corporation, partnership, limited liability partnership, limited liability company, association, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof, or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrowers or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” means that certain “Second Amended Joint Chapter 11 Plan of Reorganization Proposed by Brotman Medical Center, Inc. and the Official Committee of Unsecured Creditors (dated November 6, 2008)” confirmed pursuant to 11 U.S.C. § 1129 by the Bankruptcy Court that is in full force and effect.

“Prime” means Prime Healthcare Services Los Angeles, LLC, its Affiliates, and any successor or assign thereof.

“Property” means an interest of Borrowers, or any of them, in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Prospect Consulting Fee” means the consulting fee payable pursuant to that certain Consulting Services Agreement, dated as of August 1, 2005 (as amended by that certain Amendment to Consulting Services Agreement, dated as of October 25, 2007), by and between BMC and Prospect Hospital Advisory Services, Inc. (f/k/a Prospect Medical Management, Inc.).

“Required Insurance” has the meaning set forth in Section 6.02(a) hereof

“Reserves” has the meaning set forth in Section 2.01(a) hereof.

“Reserve Accounts” means any account established, or to be established, by Borrower pursuant to the JHA Loan Documents at a financial institution approved by JHA West 16, LLC or JHA East 7, LLC to pay for capital improvements, repairs and replacements as described in the JHA Loan Documents.

“Revolving Loan(s)” has the meaning set forth in Section 2.01(a) hereof.

“Revolving Loan Commitment” means an amount equal to Six Million and No/Dollars ($6,000,000.00).

“Revolving Note” has the meaning set forth in Section 2.01(b) hereof.

“Revolving Termination Fee” has the meaning set forth in Section 2.03(c) hereof.

“Risk Pool Account” means that certain deposit account at Wells Fargo Bank that receives certain capitation payments from Health Net of California, Inc. for Health Net Medicare Advantage enrollees and which is subject to the joint control of BMC and Prospect Medical Group, Inc.

“Securities” has the meaning set forth in Section 6.14 hereof.

“Settlement Date” has the meaning set forth in Section 2.02(a) hereof.

“Shareholder” means, as applicable, a shareholder, member or partner of a Borrower.

“Subordinated Debt” means debt or other obligations of a Borrower that is subordinated to the Obligations of Borrowers to Lender on terms and conditions that are satisfactory to the Lender in its sole discretion.

“Subordination Agreement” means collectively and individually those certain Subordination Agreements, in form and substance satisfactory to Lender, from the holders of the Subordinated Debt in favor of Lender.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which fifty-one percent (51%) of the Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrowers.

“Tax and Insurance Deposit Accounts” means any account established, or to be established, by Borrower pursuant to the JHA Loan Documents at a financial institution approved by JHA West 16, LLC or JHA East 7, LLC for the purpose of depositing payments of real estate taxes and assessments and insurance premiums in the amounts and in the manner set forth in the JHA Loan Documents.

“Taxes” shall mean all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and including liabilities under escheat, unclaimed property laws or similar laws, and the term “Tax” means any of the foregoing taxes.

“Third Party Payor” means Medicare, Medicaid, TRICARE, and other state or federal health care program, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other person or entity which presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Programs” means all payment and reimbursement programs sponsored by a Third Party Payor, in which a Borrower participates.

“TRICARE” means the health care plan for the uniformed services, retirees and their families.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state, as applicable.

“Unmatured Event of Default” means an event which with the passage of time, giving of notice or both, would become an Event of Default.

“Unused Line Fee” has the meaning set forth in Section 2.03(d) hereof.

“Wells Fargo Depository Agreements” means that certain Collection Account Agreement, dated as of the date hereof, between BMC, Wells Fargo Bank, National Association, and Gemino Healthcare Finance, LLC and that certain Four Party Wholesale Lockbox Agreement (Access Restricted Immediately), dated as of the date hereof, between BMC, Wells Fargo Bank, National Association (as Lockbox Processor), Wells Fargo Bank, National Association (as Depository Bank), and Gemino Healthcare Finance, LLC.